UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GLAUKOS CORPORATION
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 3, 2021
9:00 a.m. Pacific Time

How to Participate:

Our annual meeting will be a completely virtual meeting of stockholders. To participate, vote or submit questions during the annual meeting via live webcast, please visit: www.virtualshareholdermeeting.com/GKOS2021. You will not be able to attend the annual meeting in person.

Items of Business:

(1)   Elect the three director nominees named in the accompanying Proxy Statement to serve as directors until the Company’s 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified;

(2)   Approve, on an advisory basis, the compensation of the Company’s named executive officers;

(3)   Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and

(4)   Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Who May Vote:	Stockholders of record at the close of business on April 8, 2021.

TOCKHOLDER LIST
STOCKHOLDER LIST:

A list of stockholders as of the record date for the annual meeting may be accessed during the virtual annual meeting at www.virtualshareholdermeeting.com/GKOS2021 by using the 16-digit control number on your Notice of Internet Availability of Proxy Materials, or on your proxy card or voting instruction form that accompanied your proxy materials.

Your vote is important to us. Whether or not you expect to attend the annual meeting via live webcast, please submit a proxy as soon as possible to instruct how your shares are to be voted at the annual meeting. If you participate in and vote your shares at the annual meeting, your proxy will not be used.

By Order of the Board of Directors,

Thomas W. Burns
President & Chief Executive Officer

Forward-Looking Statements.

All statements other than statements of historical facts included in this Proxy Statement that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this press release. Risks, uncertainties and factors related to Glaukos and our business are described in detail under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the Securities and Exchange Commission on March 1, 2021. We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

229 Avenida Fabricante
San Clemente, California 92672

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held June 3, 2021

Our Board of Directors is soliciting your proxy for the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 3, 2021, at 9:00 a.m. Pacific Time, and at any and all postponements or adjournments of the Annual Meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. This Proxy Statement and our 2020 Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Annual Report”) are first being made available to stockholders on or about April 22, 2021.

We will be hosting the Annual Meeting via live webcast on the Internet. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/GKOS2021. Stockholders may vote and ask questions while connected to the Annual Meeting on the Internet.

You will not be able to attend the Annual Meeting in person.

Unless the context otherwise requires, references in this Proxy Statement to “Company,” “we,” “our,” “us,” and similar terms refer to Glaukos Corporation, a Delaware corporation. In addition, all references to our website in this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.

9 Annual Report on Form 10-K are available on the Internet at www.proxyvote.com. These materials are also available on our corporate website at http://investors.glaukos.com. The other information on our corporate website does not constitute part of this Proxy Statement.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and our 2020 Annual Report on Form 10-K are available on the Internet at www.proxyvote.com. These materials are also available on our corporate website at http://investors.glaukos.com.

GLAUKOS CORPORATION | 2021 PROXY STATEMENT 1

MEETING INFORMATION

Annual Meeting of Stockholders

TIME AND DATE	PLACE	RECORD DATE
9:00 a.m. Pacific Time on Thursday, June 3, 2021	The Annual Meeting will be hosted via live webcast on the Internet at www.virtualshareholdermeeting.com/GKOS2021.	April 8, 2021

How to Vote

Stockholders as of the close of business on the record date are entitled to vote. If you are a beneficial owner who owns shares of our common stock registered in the name of a broker, bank or other nominee, please follow the instructions they provide on how to vote your shares. Stockholders of record may vote as follows:

Before the Meeting:

By Telephone. Vote by telephone by calling 1-800-690-6903.	Via the Internet. Vote by Internet at www.proxyvote.com.	By Mail. Complete and return each proxy card received in the prepaid envelope.

During the Meeting:

. Vote by Internet at www.proxyvote.com. Proxies submitted through the Internet must be received by 11:59 p.m., Eastern Time, on June 2, 2021.
Via the Internet. Vote during the meeting by Internet at www.virtualshareholdermeeting.com/GKOS2021.

Voting Matters

PROPOSALS		BOARD RECOMMENDATION
1	Election of Directors	FOR ALL director nominees

2	Approve, on an Advisory Basis, the Compensation of the Company’s Named Executive Officers.	FOR

3	Ratification of Independent Registered Public Accounting Firm	FOR

2 2021 PROXY STATEMENT | GLAUKOS CORPORATION

VIRTUAL ANNUAL MEETING

We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/GKOS2021. Our Board annually considers the appropriate format of our annual meeting. The virtual meeting will allow our stockholders to attend and participate from any location around the world. This format will enhance stockholder access and encourage participation and communication with our Board of Directors and management.

The Annual Meeting webcast will begin promptly at 9:00 a.m., Pacific Time. We encourage you to access the Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 8:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.

Benefits of a Virtual Annual Meeting

We are embracing technology to provide expanded access, improved communication, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world, and provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format provide stockholders a similar level of transparency to the traditional in-person meeting format and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual Annual Meeting as they would at an in-person annual meeting of stockholders.

Attendance at the Virtual Annual Meeting

You will need the control number included on your Notice of Internet Availability or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting. Instructions on how to connect to the Annual Meeting and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/GKOS2021. If you do not have your control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Questions at the Virtual Meeting

Our virtual annual meeting allows stockholders to submit questions and comments before and during the meeting. After the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of conduct; the rules of conduct will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we will answer them in writing on our investor relations website, at www.investors.glaukos.com, soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

GLAUKOS CORPORATION | 2021 PROXY STATEMENT 3

PROPOSAL 1 — ELECTION OF DIRECTORS

☑	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM “FOR ALL” THE DIRECTOR NOMINEES.

Our Board of Directors (“Board” or “Board of Directors”) is currently comprised of nine directors. Under our Certificate of Incorporation, our Board of Directors is divided into three classes, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders as follows:

●	the Class I directors are Mark J. Foley, Gilbert H. Kliman, M.D. and David F. Hoffmeister, and their terms will expire at the 2022 annual meeting of stockholders;

●	the Class II directors are William J. Link, Ph.D., Aimee S. Weisner and Denice M. Torres, and their terms will expire at the 2023 Annual Meeting; and

●	the Class III directors are Thomas W. Burns, Leana S. Wen, M.D. and Marc A. Stapley, and their terms will expire at the Annual Meeting.

Upon the recommendation of the Compensation, Nominating and Corporate Governance Committee (the “Compensation Committee”), the Board of Directors has nominated each of Thomas W. Burns, Leana S. Wen, M.D. and Marc A. Stapley for election to our Board of Directors as Class III directors to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified. Proxies may only be voted for the three Class III directors nominated for election at the Annual Meeting.

Each of the director nominees has consented to being named in this Proxy Statement and to serving as a director, if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, the proxy holders will vote the proxies received by them for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors on the Board.

Biographical Descriptions

Set forth below is biographical information about each of our directors and director nominees. The information below is provided as of April 8, 2021. The primary experience, qualifications, attributes and skills of each of our director nominees that led to the conclusion of the Compensation Committee and the Board of Directors that such nominee should serve as a member of the Board of Directors are also described below.

4 2021 PROXY STATEMENT | GLAUKOS CORPORATION

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Election as Class III Directors at the Annual Meeting

THOMAS W. BURNS
Class III Age: 60 Director Since: 2002	POSITION AND BUSINESS EXPERIENCE

Mr. Burns has served as our President, Chief Executive Officer and as a member of our Board of Directors since March 2002. Mr. Burns has a proven record of building successful medical device and pharmaceutical businesses and creating successful new markets in ophthalmology. Mr. Burns has more than 25 years of direct ophthalmic management experience, including over 20 years of general management experience across a broad range of ophthalmic medical devices and pharmaceuticals, drug delivery technologies, surgical products and over-the-counter products. Prior to joining our Company, Mr. Burns led Eyetech Pharmaceuticals, Inc. (acquired by OSI Pharmaceuticals, Inc.) as its president and chief operating officer and as a director. From 1990 to 1997, Mr. Burns served as senior vice president and general manager of Chiron Vision Corporation (acquired by Bausch & Lomb, Inc.), and then as vice president, global strategy and general manager, refractive surgery, of Bausch & Lomb from 1998 to 2000. In September 2020, Mr. Burns joined the board of directors of Pulmonx Corporation (Nasdaq: LUNG), where he serves on the compensation committee. During 2018 and 2019, Mr. Burns served as a director and as chairman of the compensation committee of the board of Avedro, Inc., until his resignation on August 6, 2019, prior to its acquisition by Glaukos. Mr. Burns has also served as an entrepreneur in residence at Versant Ventures Management, LLC. Mr. Burns received a B.A. from Yale University.

BOARD QUALIFICATIONS

We believe Mr. Burns’ extensive understanding of our business, operations and strategy, as well as significant industry experience and corporate management skills and experience, qualify him to serve on our Board of Directors.

	Executive Leadership	Governance and Compliance
	Other Public Company Board Service	Accounting and Auditing
	Capital Management	Mergers and Acquisitions
	Regulatory & Risk Management	Legal and Human Capital Management
	International Commercialization	Medtech
Ophthalmology

GLAUKOS CORPORATION | 2021 PROXY STATEMENT 5

PROPOSAL 1 — ELECTION OF DIRECTORS

LEANA S. WEN, MD
Class III Age: 38 Director Since: 2021	POSITION AND BUSINESS EXPERIENCE

Dr. Wen is an emergency physician and has served as a visiting professor of health policy and management at the George Washington University School of Public Health since September 2019. She has been a contributing columnist for The Washington Post since June 2020, writing on health policy and public health, and an on-air commentator for CNN as a medical analyst since August 2020. From January 2015 to October 2018, she was the health commissioner for the city of Baltimore, where she led the nation’s oldest continuously operating health department to combat the opioid epidemic and improve maternal and child health. From 2013 to 2015, Dr. Wen served as director of patient-centered care research in the department of emergency medicine at George Washington University, and authored a critically-acclaimed book on patient advocacy. She is currently on the board of the Bipartisan Policy Center and the Baltimore Community Foundation, and chairs the advisory board of the Behavioral Health Group. She has also been a global health fellow at the World Health Organization, a consultant with the China Medical Board, and a nonresident senior fellow at the Brookings Institution. Dr. Wen also served as the President of Planned Parenthood from 2018 through 2019. She has been a member of more than ten nonprofit boards, including serving as the chair of Behavioral Health Systems Baltimore. Dr. Wen’s work has been recognized by numerous professional organizations, including as one of Modern Healthcare’s Top 50 Physician-Executives, and, in 2019, she was named one of TIME magazine’s 100 Most Influential People. She holds a B.S. from California State University, Los Angeles, an M.D. from Washington University School of Medicine and two M.Sc.s from the University of Oxford, where she was a Rhodes Scholar. She completed her residency training at Brigham & Women’s Hospital and Massachusetts General Hospital, where she was a clinical fellow at Harvard Medical School.

BOARD QUALIFICATIONS

We believe Dr. Wen’s experience as a practicing physician, combined with her extensive experience working in governmental sectors, with innovative health companies, and serving on nonprofit boards and foundations, make her a qualified member of our Board of Directors.

	Executive Leadership	Governance and Compliance
	Sustainability	Regulatory & Risk Management
	Legal and Human Capital Management	Public Health Policy
	Medtech	Pharmaceutical

6 2021 PROXY STATEMENT | GLAUKOS CORPORATION

PROPOSAL 1 — ELECTION OF DIRECTORS

MARC A. STAPLEY
Class III Age: 51 Director Since: 2014	POSITION AND BUSINESS EXPERIENCE

Mr. Stapley has served as a member of our Board of Directors since 2014. He is the Chairman and CEO of Helix, a population genomics company, a position he has held since 2019. Prior to Helix, he was the executive vice president, strategy and corporate development at Illumina, Inc., where he was responsible for corporate strategy, corporate and business development and global infrastructure, from 2017 to January 2019. Previously, Mr. Stapley served as Illumina’s chief administrative officer, senior vice president and chief financial officer. He was also a member of Illumina’s executive management team, responsible for directing all aspects of the company’s strategy, planning and operations. Before joining Illumina in 2012, from 2009 to 2012, Mr. Stapley was senior vice president, finance at Pfizer Inc. and was responsible for global financial processes and systems, leading integration efforts in both the Wyeth Ltd. and King Pharmaceutical, Inc. acquisitions and providing oversight to the company’s largest technology investment program. Prior to Pfizer, he served in a variety of senior finance roles at Alcatel-Lucent, including Americas chief financial officer. He also worked as finance director and controller for several groups at Cadence Design Systems, Inc. He began his career as an Auditor at Coopers & Lybrand. Mr. Stapley is currently a member of the board of directors for Helix. He also serves on the boards of Immunis.AI, a privately held immunogenomics company, and Premier Foods, Inc., a private restaurant chain. He holds a B.Sc. (Honors) from The University of Reading (England) and is a member of the Institute of Chartered Accountants in England and Wales.

BOARD QUALIFICATIONS We believe Mr. Stapley’s extensive experience in senior finance positions with public companies qualifies him to serve on our Board of Directors.

	Executive Leadership	Governance and Compliance
	Accounting and Auditing	Capital Management
	Sustainability	Mergers and Acquisitions
	Regulatory & Risk Management	Legal and Human Capital Management
	International Commercialization	Medtech
	Pharmaceutical	Cybersecurity

GLAUKOS CORPORATION | 2021 PROXY STATEMENT 7

PROPOSAL 1 — ELECTION OF DIRECTORS

All Other Continuing Directors

MARK J. FOLEY
Class I Age: 55 Director Since: 2014	POSITION AND BUSINESS EXPERIENCE

Mr. Foley is currently the president and chief executive officer of Revance Therapeutics, Inc. (Nasdaq: RVNC), a position to which he was appointed in October 2019 after serving on the board of directors since 2017. Previously, he was the chairman, president and chief executive officer of ZELTIQ Aesthetics, Inc., a medical technology company, up until its acquisition by Allergan plc in April 2017. Prior to becoming ZELTIQ’s chief executive officer in 2012, Mr. Foley served on the board of directors having joined the company as its executive chairman in 2009. Mr. Foley also served as chairman of Arrinex from 2018 until the company's acquisition by Stryker in 2019, chairman of HintMD until its acquisition in 2020 and executive chairman at Onpharma Inc. from 2009 until its acquisition by Valeant Pharmaceuticals International, Inc. in 2014. Mr. Foley also served as a managing director at RWI Ventures, Inc. from 2004 to 2018, where he focused on healthcare investments. Prior to this, Mr. Foley held a variety of operating roles in large, public companies and venture-backed startups including United States Surgical Corporation, Guidant Corporation, Devices for Vascular Intervention, Inc. (acquired by Eli Lilly and Company), Perclose, Inc. (acquired by Abbott Laboratories) and Ventrica, Inc. (acquired by Medtronic, Inc.) where he was the founder and chief executive officer. Mr. Foley has over 25 years of medical device operating, investment and chief executive officer experience. In addition to his service on the Revance and Glaukos boards, Mr. Foley sits on the board of directors of SI-Bone, Inc. (Nasdaq: SIBN). Mr. Foley holds a B.A. from the University of Notre Dame.

BOARD QUALIFICATIONS

We believe Mr. Foley’s previous medical device experience as a senior executive and his service on the boards of several medical device companies qualify him to serve on our Board of Directors.

	Executive Leadership	Governance and Compliance
	Other Public Company Board Service	Accounting and Auditing
	Capital Management	Sustainability
	Mergers and Acquisitions	Regulatory & Risk Management
	Legal and Human Capital Management	International Commercialization
	Medtech	Pharmaceutical

8 2021 PROXY STATEMENT | GLAUKOS CORPORATION

PROPOSAL 1 — ELECTION OF DIRECTORS

DAVID F. HOFFMEISTER
Class I Age: 66 Director Since: 2014	POSITION AND BUSINESS EXPERIENCE

Mr. Hoffmeister served as the senior vice president and chief financial officer of Life Technologies Corporation, a global life sciences company, prior to its acquisition by Thermo Fisher Scientific Inc. in February 2014. From October 2004 to November 2008, he served as chief financial officer of Invitrogen Corporation, which merged with Applied Biosystems Inc. in November 2008 to form Life Technologies Corporation. Before joining Invitrogen, Mr. Hoffmeister spent 20 years with McKinsey & Company as a senior partner serving clients in the healthcare, private equity and chemical industries on issues of strategy and organization. From 1998 to 2003, Mr. Hoffmeister was the leader of McKinsey’s North American chemical practice. Mr. Hoffmeister currently serves on the boards of directors of Celanese Corporation (NYSE: CE), where he serves as a member of the audit and the nominating and corporate governance committees, ICU Medical, Inc. (Nasdaq: ICUI),where he serves as a member of the audit and the compensation committees, StepStone Group Inc. (Nasdaq: STEP), where he serves as the chair of the audit committee, and Kaiser Permanente. Mr. Hoffmeister holds a B.S. from the University of Minnesota and an M.B.A. from the University of Chicago.

BOARD QUALIFICATIONS

We believe Mr. Hoffmeister’s strong finance background, experience as a chief financial officer of a global biotechnology company, and public company board experience qualify him to serve on our Board of Directors.

	Executive Leadership	Governance and Compliance
	Other Public Company Board Service	Accounting and Auditing
	Capital Management	Mergers and Acquisitions
Medtech

GLAUKOS CORPORATION | 2021 PROXY STATEMENT 9

PROPOSAL 1 — ELECTION OF DIRECTORS

GILBERT H. KLIMAN, M.D.
Class I Age: 62 Director Since: 2007	POSITION AND BUSINESS EXPERIENCE

Dr. Kliman previously served on our Board from 2007 until his resignation on August 6, 2019 prior to the Company’s acquisition of Avedro, upon which board of directors he also served. In March 2020, Dr. Kliman was reappointed to the Board. Dr. Kliman has been a partner of InterWest Partners, a venture capital firm, since 1996, and has been a managing director there since 1999. From 1995 to 1996, Dr. Kliman was an investment manager at Norwest Venture Partners, a venture capital firm. From 1989 to 1992, Dr. Kliman served as an associate at TA Associates, a private equity investment firm. Dr. Kliman is a board-certified ophthalmologist and completed a retina research fellowship at Massachusetts Eye and Ear Infirmary and residency training at Wills Eye Hospital. Dr. Kliman holds a B.A. from Harvard University, an M.D. from the University of Pennsylvania and an M.B.A. from the Stanford Graduate School of Business. Since June 2020, Dr. Kliman has served on the board of directors of Staar Surgical Company (Nasdaq: STAA), where he is both chair of the nominating and governance committee and a member of the compensation committee. He also serves as a director of a number of private life science and healthcare IT companies, and as a director on the executive board of ORBIS International, a global nonprofit focused on preventing avoidable blindness. In addition to previously serving as a director of Avedro from 2015 until his resignation in 2019, Dr. Kliman also previously served on the board of directors of Restoration Robotics (Nasdaq: HAIR) from July 2007 until its acquisition by Venus Concept Inc. in November 2019. Dr. Kliman served on the board of directors of Epocrates, Inc. (acquired by athenahealth, Inc.) from 1999 to 2011, and IntraLase Corp. (acquired by Advanced Medical Optics, Inc.) from 2000 to 2007.

BOARD QUALIFICATIONS

We believe Dr. Kliman’s prior experience as a practicing ophthalmologist, as well as his significant experience in financial markets and prior experience on the board of several U.S. public companies and various private healthcare companies, qualify him to serve on our Board of Directors.

	Executive Leadership	Governance and Compliance
	Other Public Company Board Service	Accounting and Auditing
	Capital Management	Mergers and Acquisitions
	International Commercialization	Medtech
Ophthalmology

10 2021 PROXY STATEMENT | GLAUKOS CORPORATION

PROPOSAL 1 — ELECTION OF DIRECTORS

AIMEE S. WEISNER
Class II Age: 52 Director Since: 2014	POSITION AND BUSINESS EXPERIENCE

Ms. Weisner was corporate vice president, general counsel of Edwards Lifesciences Corporation from 2011 until her retirement in 2019. From 2009 to 2010, she was engaged in private practice and served as legal advisor to public pharmaceutical and medical device companies located in Southern California. Prior to this, from 2002 to 2009, Ms. Weisner served in a number of positions at Advanced Medical Optics, Inc. (acquired by Abbott Laboratories), including executive vice president, administration and secretary. From 1998 to 2002, Ms. Weisner served in a number of positions at Allergan, Inc., including vice president, assistant general counsel and assistant secretary. Ms. Weisner holds a B.A. from California State University, Fullerton, a J.D. from Loyola Law School, Los Angeles, and began her legal career as an associate at the law firm of O’Melveny & Myers LLP. Ms. Weisner has served on the board of directors of Oyster Point Pharma, Inc. (Nasdaq: OYST), including as a member of its audit committee, since October 2019 and on the board of directors of Lensar, Inc. (Nasdaq: LNSR), including as a member of its compensation committee, since February 1, 2021.

BOARD QUALIFICATIONS

We believe Ms. Weisner’s extensive in-house legal and compliance experience with different medical device companies, including an in-depth understanding of regulatory and reimbursement issues, intellectual property, corporate governance, risk management, corporate transactions, human resources, and internal audit, qualify her to serve on our Board of Directors.

	Executive Leadership	Governance and Compliance
	Other Public Company Board Service	Sustainability
	Mergers and Acquisitions	Regulatory & Risk Management
	Legal and Human Capital Management	International Commercialization
	Medtech	Ophthalmology
	Pharmaceutical	Cybersecurity

GLAUKOS CORPORATION | 2021 PROXY STATEMENT 11

PROPOSAL 1 — ELECTION OF DIRECTORS

WILLIAM J. LINK, Ph.D.
Class II Age: 75 Director Since: 2001	POSITION AND BUSINESS EXPERIENCE

Dr. Link has served as chairman of our Board of Directors since June 2001. Dr. Link has a proven record of building and operating large, successful medical product companies. He has extensive knowledge of medical devices and drug delivery, particularly in ophthalmology, and his operating experience spans 25 years in general management in the healthcare industry. Dr. Link is the managing partner of Flying L Partners, which invests in promising businesses in the ophthalmic sector. Dr. Link is also a managing director and co-founder of Versant Ventures Management LLC, a venture capital firm investing in early stage healthcare companies. Prior to co- founding Versant Ventures in 1999, Dr. Link was a general partner at Brentwood Venture Capital. From 1986 to 1997, Dr. Link was founder, chairman, and chief executive officer of Chiron Vision Corporation (acquired by Bausch & Lomb, Inc.). He also founded and served as President of American Medical Optics, Inc. (acquired by Allergan, Inc.). He has been a member of the board of directors of Edwards Lifesciences Corporation (NYSE: EW) since May 2009 (Dr. Link has announced he will retire from the Edwards board effective May 4, 2021), Oyster Point Pharma, Inc. (Nasdaq: OYST), since July 2015, Tarsus Pharmaceuticals, Inc. (Nasdaq: TARS) since January 2017, and Lensar, Inc. (Nasdaq: LNSR) since November 2017. Dr. Link served as a director of Advanced Medical Optics, Inc. (acquired by Abbott Laboratories) from 2002 to 2009, a director of Inogen, Inc. from 2003 to February 2014, and a director of Second Sight Medical Products, Inc. (Nasdaq: EYES) from 2004 through May 2020. Before entering the healthcare industry, Dr. Link was an assistant professor in the Department of Surgery at the Indiana University School of Medicine. Dr. Link holds a B.S., an M.S., and a Ph.D. in mechanical engineering from Purdue University.

BOARD QUALIFICATIONS

We believe Dr. Link’s experience in identifying new business opportunities and successfully commercializing products in the medical device industry, as well as his prior experience on the boards of U.S. public companies, qualify him to serve on our Board of Directors.

	Executive Leadership	Governance and Compliance
	Other Public Company Board Service	Capital Management
	Sustainability	Mergers and Acquisitions
	Regulatory & Risk Management	Public Health Policy
	International Commercialization	Medtech
	Ophthalmology	Pharmaceutical

12 2021 PROXY STATEMENT | GLAUKOS CORPORATION

PROPOSAL 1 — ELECTION OF DIRECTORS

DENICE M. TORRES
Class II Age: 61 Director Since: 2021	POSITION AND BUSINESS EXPERIENCE

Ms. Torres is currently chief executive officer of The Ignited Company, a Pennsylvania-based consulting firm she founded in 2017. From 2005 to 2017, she served in various senior leadership roles at Johnson & Johnson (J&J). From 2015 to 2017, she was chief strategy and transformation officer for J&J’s global medical device business, a $25 billion business with more than 50,000 employees. From 2011 to 2015, she was president of J&J McNeil Consumer Healthcare, where she led the recovery of OTC brands, including the iconic Tylenol portfolio, by transforming business operations, manufacturing, quality systems and commercialization approaches, and creating high levels of employee engagement across all functions of the business. From 2009 to 2011, she served as president of J&J Janssen Pharmaceuticals, Neuroscience. Before joining J&J, Ms. Torres built a successful, 14- year career at Eli Lilly and Company, where she focused on marketing and business unit management. In 2020, Ms. Torres joined the boards of venture-backed National Resilience, as well as public companies Karuna Therapeutics, Inc. (Nasdaq: KRTX), a clinical-stage biopharmaceutical company, and Bluebird Bio (Nasdaq: BLUE), where she also serves on the nominating and the compensation committees. She is also the founder of The Mentoring Place, a nonprofit organization offering free executive mentoring to help women achieve their career goals. Ms. Torres holds a B.S. in Psychology from Ball State University, a J.D. from Indiana University and an MBA from the University of Michigan. She is a member of the Michigan Bar Association.

BOARD QUALIFICATIONS

Ms. Torres has extensive experience in the pharmaceutical and medical device industries, including executive management of global commercialization, with different medical device companies, including responsibility for quality, strategy and marketing, which we believe qualifies her to serve on our Board of Directors.

	Executive Leadership	Governance and Compliance
	Other Public Company Board Service	Regulatory & Risk Management
	Legal and Human Capital Management	International Commercialization
	Medtech	Pharmaceutical

GLAUKOS CORPORATION | 2021 PROXY STATEMENT 13

PROPOSAL 1 — ELECTION OF DIRECTORS

Each of our directors’ specific skills and experiences are included in the table below and described more fully in their individual biographies. Even though a particular skill may not be indicated below, our directors often have some level of experience in each of the areas listed.

Business or Professional Experience/Skills/Attributes	Importance
Executive Leadership	The management skills to lead a complex and large, or growing, organization and its workforce is important to our operations and achieving our strategic goals.
Governance and Compliance	A background or proficiency in corporate governance and compliance can help improve business processes, avoid reputational harm, increase employee morale and enhance business opportunities.
Other Public Company Board Service	Experience as a board member of a public company board, particularly of a highly regulated organization like Glaukos, brings a viewpoint that is indispensable.
Accounting and Auditing	A professional background in audit matters and financial reporting, including with respect to publicly-traded organizations, is important to the operations of our business.
Capital Management	Experience in connection with managing and investing the assets of an organization is important to our continued success.
Sustainability	Experience with sustainability is vital to the Company’s long-term growth in a manner that benefits the environment in which it operates.
Mergers and Acquisitions	A background or proficiency with respect to mergers and acquisitions, particularly in the medtech or pharmaceutical industries, and long-term strategic planning is of utmost importance.
Regulatory & Risk Management

Experience assessing and managing the risks and regulatory matters associated with a publicly-traded company, especially in the highly-regulated medical industry, is essential to our long-term success.

Legal and Human Capital Management	An understanding of legal considerations and human capital management is key to maximizing the Company’s resources, improving employee performance and achieving better results.
Public Health Policy	Experience with the decision-making process for implementing policy that affects the health of the patients we serve is important to our continued growth.
International Commercialization	A background or proficiency with respect to making strategic decisions regarding future growth opportunities is essential.
Medtech	Experience overseeing the development, commercialization, manufacture and sales of medical technology is valuable to the strategic planning and operations of the Company.
Ophthalmology	An understanding of the diseases and treatments impacting vision and eye care is important to the leadership of the Company.
Pharmaceutical	Experience overseeing the development, commercialization, manufacture and sales of pharmaceuticals is crucial as the Company expands into this space.
Cybersecurity	Experience protecting proprietary and confidential data is vital to the development of the Company’s intellectual property.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors, on the recommendation of the Compensation Committee, has adopted Corporate Governance Guidelines to assist the Board in the discharge of its duties and to set forth the Board of Directors’ current views with respect to selected corporate governance matters considered significant to our stockholders. Our Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, our Board composition and director qualifications, responsibilities of directors, director compensation, director orientation and continuing education, succession planning and the Board’s annual performance evaluation. A current copy of our Corporate Governance Guidelines is available under “Corporate Governance” on our website at http://investors.glaukos.com.

Stockholder Engagement and Responsiveness

3
70%	Stockholder Engagement

Since our IPO in 2015, we have conducted regular outreach to our stockholders to build relationships, explain our corporate governance structure and executive compensation policies, and receive valuable feedback on matters that are important to them.

At our 2020 Annual Meeting of Stockholders (“2020 Annual Meeting”), our stockholders approved, by a non-binding, advisory vote, the compensation of our Named Executive Officers. This ballot item, known as a “say-on-pay” proposal, passed by a 92% majority of the votes cast. Following the 2020 Annual Meeting, we engaged with our stockholders regarding our executive compensation policies and corporate governance principles. During this outreach, members of our management team spoke with stockholders (excluding officers and directors of the Company) collectively owning approximately 70% of our outstanding stock. Mr. Foley, chair of the Compensation Committee, joined some of these calls with our top stockholders. These included 9 of our top 10 stockholders. The Company’s Board of Directors, including all members of the Compensation Committee, was provided a full report of stockholder feedback from this 2020 stockholder engagement.

The stockholders with whom we spoke generally expressed broad support for our governance practices and understood the importance of having certain governance protections, such as a classified Board, for a company that has significant potential future shareholder value tied to its deep product pipeline as compared to commercialized products. Our stockholders also conveyed broad general support for our executive compensation program, stating their appreciation for the Company’s use of multi-year performance equity grants and its increased proportion of performance equity to time-based equity for our chief executive officer, with some investors noting their preference for longer performance-periods for performance-based equity grants.

Notably, most stockholders expressed support for the Company’s continuing environmental, social and governance (“ESG”) efforts, recognizing that we released our first Sustainability Report in 2020. Several stockholders expressed interest in seeing enhanced disclosure regarding Glaukos’ ESG commitment, including setting goals and targets that are material to the Company and its stakeholders, comprised of employees, customers, suppliers and investors. They also queried about any particular framework the Company was following in connection with its ESG program and disclosures. Additionally, some stockholders conveyed their desire to see the Company integrate ESG incentives into its compensation program, linking pay to achievement of our ESG initiatives. They noted their belief that the Company’s compensation structure should reflect the importance of ESG considerations to Glaukos and its stakeholders.

Nearly all of the stockholders with whom we engaged requested additional understanding regarding the Company’s promotion of diversity and inclusion within its workforce. They conveyed their preference to see

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more diverse and inclusive representation on the Company’s Board of Directors, as well as enhanced disclosure regarding the composition of the Company’s workforce and steps taken to ensure our workforce reflects our community and customer base. Several stockholders provided their opinion that expansion of skill sets among our Board members, including adding members with pharmaceutical experience, would benefit the Company as we expand from a solely medical device manufacturer to a pharmaceutical manufacturer as well. They also noted their desire for the Company to refresh its Board with new directors and reduce its overall average tenure of service on the Board.

Several of our stockholders informed us that they consider a Company’s equity burn rate when making investment and proxy voting decisions and want to ensure that ours remains comparable to that of our peer companies. Additionally, a couple of stockholders expressed their desire for the Company to provide greater transparency around the progress of our pipeline products, noting the importance of this information to their investment analysis process.

In response to stockholder feedback in 2019 and 2020, the Compensation Committee and Board responded by taking the following actions:

STOCKHOLDER RESPONSIVENESS

Stockholder Feedback	Responsive Action Taken	Impact of Action
Company should increase the diversity and inclusivity of its Board of Directors and disclose the composition of its workforce

√    New Directors appointed to Board in 2021; both new directors are female and members of underrepresented communities; Company enhanced disclosure regarding workforce diversity in its 2020 Sustainability Report, and described efforts to address inclusivity efforts; Company formalized the Board’s oversight of diversity and inclusivity progress

Demonstrates Company’s belief that diverse perspectives and backgrounds create the greatest platform for innovation and value for the Company and its stockholders; provides stakeholders with visibility into Company’s diversity, equity and inclusion efforts and progress

Board should refresh its membership, bringing new areas of expertise including pharmaceutical experience, and reduce average tenure of Directors

√    New Directors appointed to Board in 2021, bringing backgrounds in pharmaceutical, executive management and public health management and policy, critical areas of know-how as the Company expands its hybrid drug-device practice; with new members, average tenure of Directors reduced to 9 years

Brings necessary skills and experience to the oversight of the Company at a critical time to improve success of development of the Company pipeline product offerings; brings fresh viewpoints to Board from independent members

Company should continue to develop its ESG strategy, focusing on setting goals in areas material to the Company’s stakeholders

√    Sustainability Report, updated in April 2021 and published to the Company’s website at http://investors.glaukos.com, details how the Company’s internal Sustainability Council determined areas of focus for Company based on stakeholder input, and sets measurable goals in each of these focus areas; additionally, Company formalized the Board’s oversight of ESG matters through the Compensation Committee of the Board

Provides focus and accountability for the Company to enhance and mature its ESG programs and reporting, with a goal to increase long-term value to shareholders

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Stockholder Feedback	Responsive Action Taken	Impact of Action
Company should adopt an ESG framework guided by established sustainability standards

√    Sustainability Accounting Standards Board (SASB) and Global Reporting Initiative (GRI) standards taken into account when preparing the Company’s 2020 Sustainability Report, updated in 2021; majority of Company’s material areas of focus are aligned with the SASB pharmaceutical and medical equipment topics

Provides readers of our Sustainability Report with a consistent framework upon which to evaluate our ESG program and topics we have determined are most important to our internal and external stakeholders

Company should tie executive and management compensation to ESG performance

√    2021 Performance-based equity grants for senior leadership team, including NEOs, based on regulatory approval of pipeline products, one of Company’s ESG innovation goals deemed material to Company’s stakeholders because innovation fuels our ability to transform vision care and create sustainable revenue growth; additional senior management bonuses tied to achievement of department ESG goals

Focuses leadership team performance on innovations to address unmet clinical needs, improve the existing standards-of-care, and enrich the lives of patients living with chronic eye diseases and disorders

Performance-based equity should comprise a greater portion of Company’s long-term equity compensation for executive officers, and should cover a longer performance period

√     2020 Performance-Based Equity portion of long-term incentive compensation grant increased from 33% to 50% of total value for CEO, decreasing the proportion of time-based equity received, and continued use of performance-based equity for other executive officers; 2021 Performance-Based Equity grants are earned over the course of 4 years, increased from 3 years in 2020, and have a time-based vesting period after performance criteria are satisfied

Further incentivizes executive achievement of important Company strategic and operational goals that create value for stockholders while acting as an effective retention tool for key executives
Company should monitor its equity burn rate and keep it consistent with peer company levels

√    Compensation Committee monitors equity burn rate on a quarterly basis; equity burn rate at time of setting 2021 Company-wide equity budget was below peer median, notwithstanding that all employees within the Company participate in annual equity grants

Ensures Company is granting equity in a measured and responsible manner, avoiding dilution of investors’ interests
Company should provide greater transparency into status and progress of pipeline product development

√    Company disclosed detailed clinical trial data in early 2021, including 12-month pivotal trial results for its iStent infinite™ product, 24-month interim data on its iDose® TR sustained-release travoprost implant, and Phase 3 pivotal trial results for its iLink™ Epi-on investigational therapy; Company also discloses anticipated FDA approval dates for its pipeline products for the coming 4-5 years

Allows investors and potential investors to analyze the growth and value potential of the Company and motivates management to meet the disclosed timeframes

The Company and the Compensation Committee listen to the input we receive from our stockholders, with the intention of responding to that input in an appropriate and thoughtful manner that considers the Company’s stage in its development cycle and its needs from a leadership and operational perspective. We believe we have responded fully and appropriately to the feedback received from stockholders through these outreach campaigns. We intend to continue the dialogue with our stockholders on these and other matters to ensure the Board of Directors is apprised of their views and governance and compensation best practices more

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broadly. In addition, our Board of Directors will regularly review the Company’s current corporate governance structure to ensure it continues to align the interest of the Company with its stockholders, and consider appropriate governance changes as the Company matures.

Director Independence

Under the rules of the New York Stock Exchange (the “NYSE”) and our Corporate Governance Guidelines, independent directors must comprise a majority of our Board of Directors. Under the NYSE rules, a director will only qualify as an “independent director” if our Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).

Our Board of Directors reviewed its composition and the independence of our directors and considered whether any director has a material relationship with us that could interfere with his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Messrs. Foley, Hoffmeister and Stapley, Drs. Kliman, Wen and Link, and Mses. Weisner and Torres is “independent” as that term is defined under the rules of the NYSE. Mr. Burns is not an independent director as a result of his position as our President and Chief Executive Officer.

In making these determinations, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining independence, including, without limitation, the affiliation Drs. Link and Kliman have or had with entities that previously owned more than 5% of our common stock as well as Dr. Kliman’s previous position on the board of directors of Avedro.

Board Leadership Structure

We have no policy requiring either that the positions of the Chairman of the Board and our Chief Executive Officer be separate or that they be occupied by the same individual. Our Board of Directors believes that it is important to retain flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer in a way that is in our best interests and the best interests of our stockholders at a given point in time. We currently separate the roles of Chief Executive Officer and Chairman of the Board, and Dr. Link, an independent director, currently serves as Chairman of the Board.

The Board recognizes that the roles of Chief Executive Officer and Chairman of the Board are distinct. While the Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for, and presides over, meetings of the Board of Directors. The Board believes that participation of the Chief Executive Officer as a director, while keeping the roles of Chief Executive Officer and Chairman of the Board separate, provides the proper balance between independence and management participation at this time.

The Board’s Role in Risk Oversight

Our Board of Directors, as a whole and through its committees, serves an active role in overseeing the management of risks related to our business. Our officers are responsible for day-to-day risk management activities. The full Board monitors risks through regular reports from each of the committee chairs, and is apprised of particular risk management issues in connection with its general oversight and approval of corporate matters. The Board and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets with key management personnel and representatives of outside advisers regularly and as required.

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CORPORATE GOVERNANCE

Our Board of Directors manages specific areas of risk exposure through its committees of the Board of Directors as follows:

●	The Audit Committee serves an active role in overseeing the management of risks related to general operational matters, including without limitation, manufacturing, reimbursement, international expansion and cybersecurity. The Audit Committee receives quarterly assessments of risk related to operational matters and meets regularly with the functional leaders within the Company who manage such risks. As part of these updates, the Audit Committee, which is comprised solely of independent directors, reviews the Company’s data security risk mitigation efforts, including company-wide information system testing and training, the cyber enterprise risk management insurance coverage that the Company carries, and third-party assessments of the security of our information systems and potential data threats. The Audit Committee also assesses management’s plans to monitor, control and minimize any risk exposure. The Audit Committee is also responsible for primary risk oversight related to our financial reporting, accounting and internal controls, oversees risks related to our compliance with legal and regulatory requirements, and meets regularly with our internal auditors and our independent registered public accounting firm.

●	The Compensation Committee oversees, among other things, the assessment and management of risks related to our compensation plans, policies and overall philosophy and equity-based incentive plans. The Compensation Committee also oversees the assessment and management of risks related to our governance structure, including our Board leadership structure and management succession, and ESG, climate change, diversity and inclusion and human capital management related matters.

The Compensation Committee identifies and considers risks related to our executive compensation, including during its review and approval of our executive compensation program. Our compensation programs are designed to reward our named executive officers and other employees for the achievement of the Company’s corporate strategies, business objectives and the creation of long-term value for stockholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Compensation Committee has concluded that the current executive compensation program does not encourage inappropriate or excessive risk-taking. In making its determination, the Compensation Committee noted that each executive officer’s direct compensation under our executive compensation program consists primarily of a fixed base salary, an annual incentive bonus opportunity and long-term equity incentive awards. Annual incentive bonuses are balanced with long-term equity incentives, which are subject to multi-year vesting schedules or only vest upon the achievement of strategic performance objectives.

Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore the Board’s leadership structure, as described under “Board Leadership Structure” above, was not affected by risk oversight considerations.

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Committees of the Board of Directors

The Board has two standing committees: the Audit Committee and the Compensation, Nominating and Corporate Governance Committee. The written charters of these committees are available under “Corporate Governance” on our website at http://investors.glaukos.com. Additionally, in 2020, the Board formed the Equity Awards Committee, comprised of Mr. Burns, our Chief Executive Officer, to approve equity grants to employees other than our senior leadership team, so long as such grants are within the guidelines established by our Compensation Committee on an annual basis, and meet certain other limitations described in the Equity Awards Committee charter.

Director	Audit	Compensation, Nominating & Governance
Thomas W. Burns
William J. Link, Ph.D.
Mark J. Foley		Chair
Marc A. Stapley	Chair
Aimee S. Weisner
David F. Hoffmeister
Gilbert H. Kliman, M.D.
Leana S. Wen, M.D.
Denise M. Torres

Independent Director Financial Expert Committee Member

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CORPORATE GOVERNANCE

Audit Committee

Our Board of Directors determined that Messrs. Stapley and Hoffmeister, Ms. Weisner and Dr. Wen, who comprise our Audit Committee, satisfy the independence standards for such committee established by applicable SEC rules and the listing standards of the NYSE. Additionally, our Board of Directors has determined that each of Messrs. Stapley and Hoffmeister is an “audit committee financial expert” as defined by applicable SEC rules.

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Committee Members	Primary Responsibilities	Number of Meetings in 2020
Marc A. Stapley (Chair) David F. Hoffmeister Aimee S. Weisner Leana S. Wen, M.D.*

•   Appointing, evaluating, retaining, approving the compensation of, and assessing the independence of our independent registered public accounting firm.

•   Overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from that firm.

•   Reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures.

•   Overseeing our internal control over financial reporting, disclosure controls and procedures and code of conduct.

•   Monitoring our internal audit function and overseeing the internal auditor.

•   Reviewing and approving or ratifying any related person transactions.

•   Monitoring risks associated with cybersecurity and data privacy threats.

•   Preparing the Audit Committee report required by SEC rules.

8

* Dr. Wen was appointed to the Audit Committee on March 18, 2021.

The Company has a full-time internal audit function that reports to the Audit Committee and the Chief Financial Officer, and is responsible for, among other things, reviewing and evaluating the adequacy, effectiveness and quality of the Company’s system of internal controls. The Audit Committee engages, terminates, determines compensation for, and oversees the independent registered public accounting firm, reviews the scope of the audit by the independent registered public accounting firm and inquiries into the effectiveness of the Company’s accounting and internal control functions. The Audit Committee also approves or ratifies any related party transactions, as described under “Transactions with Related Persons” below.

In addition to overseeing our internal controls over financial reporting and the work of our independent public accounting firm, the Audit Committee also monitors our risk assessment and management efforts. The Audit Committee receives quarterly reports from management regarding operational risks facing our Company, including semiannual cybersecurity updates and data security risk mitigation efforts, and manufacturing risk reports.

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Compensation, Nominating and Governance Committee

Our Board of Directors determined that Mr. Foley, Drs. Kliman and Link and Ms. Torres, who comprise our Compensation Committee, satisfy the independence standards for such committee established by applicable SEC rules and the listing standards of the NYSE. In making its independence determination for each member of the Compensation Committee, our Board of Directors considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Committee Members	Primary Responsibilities	Number of Meetings in 2020
Mark J. Foley (Chair) William J. Link, Ph.D. Gilbert H. Kliman, M.D. Denice M. Torres*

•   Determining our Chief Executive Officer’s compensation.

•   Reviewing and approving, or making recommendations to our Board of Directors with respect to, the compensation of our other executive officers.

•   Overseeing and administering our cash and equity incentive plans.

•   Reviewing and making recommendations to our Board of Directors with respect to director compensation.

•   Reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure.

•   Preparing the compensation committee report.

•   Identifying individuals qualified to become members of our Board of Directors.

•   Recommending to our Board of Directors the persons to be nominated for election as directors at each annual meeting of stockholders.

•   Evaluating the composition of each of our Board’s committees and making recommendations to the Board of Directors for changes or rotation of committee members.

•   Overseeing an annual evaluation and peer review of our Board of Directors.

•   Overseeing ESG, climate change, diversity and inclusion and human capital management related matters.

4

* Ms. Torres was appointed to the Compensation Committee on March 18, 2021.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate from time to time under the circumstances. In 2020, the Board formed the Equity Awards Committee, comprised of Mr. Burns, our Chief Executive Officer, to approve equity grants to employees other than our senior leadership team so long as such grants are within the guidelines established by our Compensation Committee on an annual basis and meet certain other limitations described in the Equity Awards Committee charter. The Compensation Committee has no current intention to further delegate any of its responsibilities to a subcommittee. The Compensation Committee may confer with the Board in determining the compensation for the Chief Executive Officer. In determining compensation for executive officers other than the Chief Executive Officer, the Compensation Committee considers, among other things, the recommendations of the Chief Executive Officer.

Pursuant to its charter, the Compensation Committee is authorized to retain or obtain the advice of compensation consultants, legal counsel or other advisors to assist in the evaluation of director and executive officer compensation or in carrying out its other responsibilities. During fiscal 2020, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its compensation consultant to evaluate the existing executive and non-employee director compensation programs and perform the services that are described in the Compensation Discussion and Analysis section below. FW Cook did not provide any other services to the Company during fiscal 2020. In connection with the compensation consultant services provided by FW Cook, the Compensation Committee has assessed the independence of FW Cook and does not believe its work has raised any conflict of interest.

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CORPORATE GOVERNANCE

The Compensation Committee oversees the Company’s ESG efforts. As described below under the heading “ESG and Sustainability,” this ESG oversight by the Compensation Committee was formalized by a December 2020 amendment to the Compensation Committee’s charter as part of the Company’s enhancement of its overall sustainability program. The Compensation Committee also retains direct oversight of the Company’s human capital management process, including workforce diversity and inclusion; health, safety and wellness; philanthropy and volunteerism; training and development; and compensation and benefits. The Compensation Committee also oversees the Board’s director evaluation process.

Meetings and Attendance

During fiscal 2020, our Board of Directors held six meetings, the Audit Committee held eight meetings and the Compensation Committee held four meetings. Each of our directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he or she served during fiscal 2020. In addition, independent directors of our Board of Directors meet in regularly scheduled sessions without management.

It is the Board of Directors’ policy to invite and encourage directors to participate in our annual meeting of stockholders. At our virtual annual meeting of stockholders held during fiscal 2020, all of our directors participated.

Succession Planning

The Board of Directors recognizes that advance planning for contingencies such as the departure, death or disability of the chief executive officer or other top executives is critical so that, in the event of an untimely vacancy, the Company has in place a succession plan to facilitate the transition to both interim and longer-term leadership. The designation of the chief executive officer, as in the case of other officers, is a decision for the Board of Directors. The Board, in a process overseen by the Compensation Committee, reviews succession planning for the chief executive officer and other senior leaders on an annual basis.

Board Evaluation Process

Annually, each director completes a written questionnaire self-assessing the structure, composition, oversight and effectiveness of the Board and each of its standing committees, as well as the Board’s access to and level of interaction with management. Additionally, each director engages in an individual oral peer evaluation interview facilitated by the Company’s General Counsel assessing the engagement and performance of the Board as a whole and each individual director. The results of these assessments are presented to the full Board on an anonymous basis.

Consideration of Director Candidates

Our Board of Directors and the Compensation Committee will consider director candidates recommended for election to the Board of Directors by stockholders in the same manner and using the same criteria as that used for any other director candidate. The Compensation Committee has not established any specific minimum qualifications that must be met by a director candidate. In evaluating a director candidate, the Compensation Committee will consider whether the composition of the Board reflects the appropriate balance of independence, sound judgment, business specialization, understanding of our business environment, willingness to devote adequate time to Board duties, technical skills, diversity and other background, experience and qualities as determined by the Compensation Committee. While our Board of Directors has no formal policy for the consideration of diversity in identifying director nominees, the Compensation Committee seeks to have a board of directors that will collectively represent a diversity of backgrounds and experience and will endeavor to include women and individuals from minority groups in the qualified candidate pool from which any new director candidates will be drawn. Two directors were appointed to the Board effective March 1, 2021, and both were recommended by a third party search firm. The Board considered the benefit of Ms. Torres’ experience in the pharmaceutical industry, as well as her leadership skills and extensive background in the medical device industry, in determining to add her to the Board. The Board also took into account Dr. Wen’s experience treating patients as a physician and her broad familiarity

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CORPORATE GOVERNANCE

with the public health system and knowledge of governmental regulation of the medical industry. Additionally, the Board recognized the diverse perspectives both women would bring to the Board, as each comes from an ethnic minority background.

Board Attributes

Independence	Gender Diversity	Underrepresented Communities

Public Company Experience	Age	Tenure

Stockholders who wish to recommend a director candidate for consideration by the Compensation Committee and the Board should submit their recommendation in writing to the Board no later than January 1 prior to the next annual meeting of stockholders together with the following information: (1) the name and address of the stockholder as they appear on the Company’s books or other proof of share ownership; (2) the class and number of shares of common stock of the Company beneficially owned by the stockholder as of the date the stockholder submits the recommendation; (3) a description of all arrangements or understandings between the stockholder and the director candidate and any other person(s) pursuant to which the recommendation is being made; (4) the name, age, business address and residence address of the director candidate and a description of the director candidate’s business experience for at least the previous five years; (5) the principal occupation or employment of the director candidate; (6) the class and number of shares of common stock of the Company beneficially owned by the director candidate; (7) the consent of the director candidate to serve as a member of our Board of Directors if elected; and (8) any other information that would be required to be disclosed with respect to such director candidate in solicitations for proxies for the election of directors pursuant to applicable rules of the SEC. The Compensation Committee may request additional information concerning such director candidate as it deems reasonably required to determine the eligibility and qualification of the director candidate to serve as a member of the Board of Directors.

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CORPORATE GOVERNANCE

Stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Compensation Committee as described above) must deliver written notice to our Secretary in the manner described in our Amended and Restated Bylaws (“Bylaws”), and as described further under “Proposals of Stockholders and Director Nominations for 2021 Annual Meeting” below.

Communications with the Board of Directors

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may communicate directly with members of the Board of Directors, the independent directors or the Chairman of the Board of Directors by submitting a communication in an envelope marked “Confidential” addressed to the “Board of Directors,” “Independent Members of the Board of Directors,” or “Chairperson,” as applicable, at: Glaukos Corporation, 229 Avenida Fabricante, San Clemente, California 92672. In addition, if requested by stockholders, when appropriate, the Chairman of the Board will also be available for consultation and direct communication with stockholders.

Policy on Pledging and Hedging of Company Shares

As part of our Insider Trading Policy adopted by our Board of Directors and applicable to our directors, officers and employees, their immediate family members sharing the same household and any entities such as trusts, partnerships, or corporations over which they have or share voting or investment control (collectively, “Insiders”), Insiders are not permitted to engage in any short sale of Glaukos securities, pledge shares as collateral for a loan or margin Glaukos securities in a margin account or purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Glaukos securities.

Code of Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, executive officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A current copy of the code is posted under “Corporate Governance” on our website at http://investors.glaukos.com. To the extent required by rules adopted by the SEC and NYSE, we intend to promptly disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, on our website at www.glaukos.com.

COVID-19 Response

As the COVID-19 pandemic emerged in December of 2019, and began to increase throughout the U.S. in early 2020, we took swift and decisive action to protect two vital aspects of our business, our employees and our product pipeline. To minimize the spread of COVID-19 and protect our employees, we shifted the majority of our workforce to remote operations, which continues through the date hereof. We increased the regularity and thoroughness of our facility cleanings while maintaining streamlined manufacturing and assembly processes in order to consistently provide product to our customers, and their patients, who depend on us. In addition to other health and safety protocols that follow applicable guidance and regulations, employees involved in such operation-critical processes were organized into a number of small shifts designed to minimize the time any one individual is required to be onsite. Further, in an effort to identify, and avoid further infection from, asymptomatic cases, we have offered periodic voluntary COVID-19 viral testing to on-site employees. Additionally, we instituted a number of support programs and policies to assist our employees during the pandemic—many of which are described further in our 2020 Sustainability Report posted under “Corporate Governance” on our website at http://investors.glaukos.com.

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To preserve our pipeline, we sought to maintain our cash position by instituting a number of cost saving initiatives, especially with respect to capital expenditures, the majority of which have now been reinstated, although we continue to carefully manage our discretionary spending. These actions were designed to preserve jobs and core research and development programs. We were successful in retaining over 98% of our global workforce, and keep our nearer-term products progressing through their clinical stages, despite the significant impact of the COVID-19 pandemic. Further, in June 2020, we issued an aggregate principal amount of $287.5 million of 2.75% convertible notes due 2027, the net proceeds of which will be used for working capital and general corporate purposes. For more information on our COVID-19 response, please see the Compensation Discussion & Analysis section below, under the heading “COVID-19 Pandemic Response.”

ESG and Sustainability

As we have grown to more than 650 employees and over 750,000 iStent products implanted globally, so too has our commitment to creating a positive social impact in a responsible and ethical manner. Ensuring the broadest impact of our sight-saving products, expanding opportunities for all workers, improving our local and global communities and respecting the rights of all humans are pillars of our corporate culture that create a more fulfilled workforce that benefits all stakeholders.

In 2020, we built on our inaugural Sustainability Report, released earlier in that year, to improve the Company’s oversight of ESG matters and advance the creation and implementation of ESG policies, programs, goal setting and reporting. In December 2020, we amended our Compensation Committee charter to provide that the Compensation Committee oversee the Company’s ESG policies and practices, including the Company’s human capital management programs, diversity and inclusion efforts, as well as the Company’s public reporting on these topics. In April 2021 we released our 2020 Sustainability Report that details our efforts to take a more holistic approach to ESG and sustainability matters, including the creation of the Glaukos Sustainability Council, which is comprised of internal senior subject matter experts. This Council conducted internal and external research into which ESG topics are considered most impactful to Glaukos and set meaningful sustainability goals for each of those “Tier 1” topics. See above under “Stockholder Engagement and Responsiveness” for additional information.

Glaukos is also committed to developing a comprehensive, cohesive and positive employee experience. We consider talent attraction, development, engagement and retention a key driver of our business success. As further detailed in our 2020 Sustainability Report, we strive to create a diverse workforce that provides equal opportunity regardless of race, gender, religion, national origin or sexual orientation. We regularly monitor our hiring, promotion, and compensation practices to ensure that all candidates and employees are treated with fairness and equity. As of December 31, 2020, women comprised 14% of the Company’s Board, 38% of senior management reporting to the CEO and 38% of our workforce. By March 2021, female representation among our Board members had increased to thirty three percent (33%) and minority representation had increased to twenty-two percent (22%).  Further, in fiscal 2020, approximately forty percent (40%) of our new hires were women, and approximately forty two percent (42%) of our U.S. new hires were from underrepresented communities. We continue to seek out diversity and create an environment of inclusion as a means to drive innovation within the organization.

We also try to improve the communities in which we work and serve, both locally and globally. Since its founding, Glaukos has donated more than $10.0 million worth of its products and therapies to benefit underserved patients in 44 countries around the globe. We have partnered with over 100 humanitarian organizations around the world to supply Glaukos products and other financial support for philanthropic purposes. In 2019, we established the Glaukos Charitable Foundation to aid our charitable efforts and reinforce our corporate culture of giving. Glaukos also provides paid time off to employees who volunteer outside business hours, and employees are entitled to donate their personal paid time off to assist their fellow employees that require additional time off due to hardship or family crisis. We are proud of the efforts we and our employees have made to improve the societies and populations that we serve.

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CORPORATE GOVERNANCE

These and our other human capital management programs and initiatives, including workforce diversity, inclusion and belonging, health, safety and wellness, philanthropy and volunteerism, training and development and compensation and benefits, are explained in greater detail in Part I, Item 1, of the 2020 Annual Report, under the heading “Human Capital Management” as well as in our 2020 Sustainability Report.”

The 2020 Sustainability Report, and other ESG and sustainability related materials, are posted under “Corporate Governance” on our website at http://investors.glaukos.com.

GLAUKOS CORPORATION | 2021 PROXY STATEMENT 27

EXECUTIVE OFFICERS OF THE COMPANY

The table below sets forth certain information regarding our executive officers as of April 8, 2020:

Name	Age	Position
Thomas W. Burns	60	President, Chief Executive Officer & Director
Chris M. Calcaterra	60	Chief Operating Officer
Joseph E. Gilliam	45	Chief Financial Officer and Senior Vice President, Corporate Development

See “Proposal One — Election of Directors” for information concerning the business experience of Mr. Burns. Information concerning the business experience of our other executive officers is set forth below.

Chris M. Calcaterra

Mr. Calcaterra served as our chief commercial officer from April 2008 until becoming our chief operating officer in February 2017. He has more than 30 years of experience in the ophthalmic medical technology industry. Prior to joining our Company, Mr. Calcaterra was senior vice president at Advanced Medical Optics, Inc. (acquired by Abbott Laboratories), and was responsible for its cataract business. Prior to that position, Mr. Calcaterra held increasingly responsible vice president positions in a variety of sales and marketing roles at Advanced Medical Optics, Inc., as well as its predecessor surgical division business at Allergan, Inc. Mr. Calcaterra has a B.S. from Miami University and an M.B.A. from Xavier University, and he was previously a board member of WaveTec Vision Systems, Inc. (acquired by Novartis).

Joseph E. Gilliam

Mr. Gilliam has served as our chief financial officer and senior vice president, corporate development since May 2017, with current responsibilities that also include Global Regulatory, Quality, and Information Technology. He has nearly 20 years of experience across capital markets, strategic advisory, finance and banking services with an emphasis on the life sciences industry, including the medical technology, diagnostics and biotechnology sectors. From 2013 to May 2017, he was a Managing Director in the Healthcare Investment Banking group at J.P. Morgan, where he led the Glaukos initial public offering for the firm. From 2001 to 2013, Mr. Gilliam held positions of increasing responsibility at J.P. Morgan, with experience spanning mergers and acquisitions, primary and secondary public equity offerings, bank lending, bond offerings and other transactions. His prior experience includes positions at The Beacon Group (which was combined with J.P. Morgan and Chase Manhattan in 2001) and PricewaterhouseCoopers. Mr. Gilliam has a B.S. in accounting from the Kelly School of Business at Indiana University.

There are no family relationships between or among any of our executive officers or directors.

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PROPOSAL 2 — ADVISORY APPROVAL OF NAMED
EXECUTIVE OFFICER COMPENSATION

☑

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM “FOR” OUR NAMED EXECUTIVE OFFICER COMPENSATION.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was amended pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (as defined below under the heading “Compensation Discussion and Analysis”) as disclosed in this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to:

●	Attract and retain top-caliber executives: Executives receive base salaries and employee benefits that are market competitive and that permit us to hire and retain highly skilled individuals at all levels;
●	Pay for performance: A significant portion of the annual compensation for our executive leadership team is based on the company’s annual business performance and each individual’s contribution to that performance;
●	Reward both near-term results and long-term growth: Our compensation programs provide the opportunity to our executive leadership to be rewarded for achievement of both near-term and long-term results;
●	Align compensation with business performance: A significant portion of our executive leadership team’s compensation is tied to measures of performance for our business; and
●	Align compensation with shareholder interests: The interests of our executive leadership team are linked with those of our shareholders through the risks and rewards of ownership of Glaukos stock.

We urge stockholders to read the “Executive Compensation” section beginning on page 30 of this Proxy Statement which describes in more detail the key elements of our executive compensation program. The Compensation Committee and the Board of Directors believe that our executive compensation program is appropriately designed to achieve the Company’s business objectives and create long-term value for our stockholders.

Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as set forth under “Executive Compensation,” including the Compensation Discussion and Analysis, Summary Compensation Table and the related compensation tables and narrative disclosure in this Proxy Statement for the 2021 Annual Meeting of Stockholders.”

The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

We intend to provide our stockholders with an opportunity to approve the compensation of the Company’s named executive officers each year at the annual meeting of stockholders.

GLAUKOS CORPORATION | 2021 PROXY STATEMENT 29

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the objectives of our executive compensation program and provides disclosure about the elements of compensation earned by and awarded to each of the executive officers identified in the “Summary Compensation Table,” whom we refer to in this section as our “Named Executive Officers” or “NEOs.” It also describes the philosophy of, and process followed by, our Compensation Committee in making compensation decisions and setting compensation policy for our Named Executive Officers.

2020 Named Executive Officers

Our Named Executive Officers for fiscal year 2020 were:

Thomas W. Burns	President and Chief Executive Officer
Chris M. Calcaterra	Chief Operating Officer
Joseph E. Gilliam	Chief Financial Officer and Senior Vice President, Corporate Development

The Named Executive Officers were our only executive officers during 2020.

COVID-19 Pandemic Response

For Glaukos, the COVID-19 pandemic upended how we do business and forced us to reassess what is most important. Government-mandated lockdowns restricted elective surgical procedures, such as those in which our products are used, on a worldwide basis, severely impacting our global sales. By late March 2020, these restrictions led to the increasing deferral of cataract and keratoconus procedures and global sales trends that were less than 15% of levels achieved prior to the COVID-19 outbreak. This trough only deepened through April 2020, when we saw sales decrease to approximately 10% of pre-COVID levels. Management and our Board quickly determined the key priorities under which we would operate during this unprecedented time of uncertainty. The response plans we prioritized and implemented in 2020 included protecting the health and safety of our employees and their families, supporting our customers, preserving jobs globally, protecting core research and development projects, and maintaining our strong financial and operating position following the pandemic. Under this management team’s guidance, we saw our revenue run rate return to approximately 95% of pre-COVID levels by the end of the third quarter of 2020. As a result of the extraordinary efforts and achievement of our senior leaders, we believe we exited 2020 a more efficient and more capable company with fundamental prospects that have never been stronger. The specific activities we implemented included, among other things:

Employee Welfare

●	Shifted to mainly remote workforce operations
●	Implemented standard health and safety guidelines for required onsite employees, in compliance with all applicable regulations
●	Redesigned operation-critical production shifts to minimize employee-to-employee contact and reduce required onsite time
●	Minimal workforce reductions (less than 2% globally)

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EXECUTIVE COMPENSATION

Customer Support

●	Streamlined manufacturing and assembly processes to continue to produce product for customers; minimal to no disruptions in supply chain to date
●	Adopted new and expanded digital program and tools to support our customers and clinical investigators in COVID-19 virtual environment
●	Collaborated with key opinion leaders to develop value-added webinars on our products and how to continue operations in a COVID environment

Financial Strength

●	Instituted strict cost-savings initiatives, including cutbacks on discretionary spending and capital expenditures, to preserve necessary cash
●	Temporary deferral of facilities expansion and consolidation plans
●	Suspended 401(k) matching contributions through the end of 2020, including for NEOs, and initiated 20% salary cuts for many employees from April to October 2020, with our senior leaders, including NEOs, the first to receive cuts and the last to have full salary reinstated
●	Issued $287.5 million of 2.75% convertible notes in June 2020 to remain on offense with growth and pipeline investments

Management took quick and decisive action to preserve jobs and core research and development programs. The decisions were not easy nor were they made lightly, but Glaukos has emerged a stronger organization today than we were one year ago because of them. The Company reduced selling, general and administrative expenses in 2020 by approximately 3% as compared to 2019, and ended 2020 with cash, cash equivalents, short-term investments, and restricted cash of approximately $413.9 million, an increase of approximately 125% over 2019. At the same time, we were able to retain over 98% of our employees worldwide and continue to progress with our core research and development and clinical and pre-clinical projects to bring pipeline products to market, the greatest contributors to long-term value creation for our stockholders.

2020 Say-on-Pay Stockholder Support and Engagement

Over 92% of our stockholders voted in favor of our executive compensation program at our 2020 Annual Meeting. As part of our annual stockholder engagement process, we spoke with the holders of approximately 70% of our outstanding shares in Fall 2020. The feedback we received, and the actions we have taken in response to the feedback, is described in the section above entitled “Stockholder Engagement and Responsiveness.” Our Compensation Committee considers the input provided by our stockholders in shaping our executive compensation program and making compensation decisions.

GLAUKOS CORPORATION | 2021 PROXY STATEMENT 31

EXECUTIVE COMPENSATION

2020 Accomplishments

By all accounts, the COVID-19 global pandemic created an unprecedented 2020 and challenged the conventional ways our company, employees, and customers operate, both personally and professionally. Overall, we are proud of our performance in 2020 and of our team’s resiliency and steadfast dedication to advancing our mission to create novel platforms that disrupt conventional treatment paradigms, advance the existing standard of care, and enrich the lives and treatment alternatives for patients worldwide. In doing so, we strive to create a world-class global vision care leader uniquely positioned to drive innovation across glaucoma, corneal health, and retinal disease. Within each of these areas, we are moving full speed ahead with the same pioneering discipline, pipeline development expertise, and skilled commercial execution that has made us the worldwide leader of the MIGS marketplace today.

Our ability to execute our plans in 2020 not only illustrates our effective ongoing response to the current market environment, but is also a reflection of the progress we continue to make towards our broader strategic vision. Consider our key 2020 accomplishments:

●	One, we executed on our corneal health franchise integration, expansion, and market development plans, evidenced by record new starts and Photrexa sales.
●	Two, we successfully launched the next-generation iStent inject W device in the US and select international markets.
●	Three, we took swift and decisive action at the outset of the COVID-19 pandemic to protect our employees, continue to service customers and preserve cash, resulting in costs savings of approximately $25 million and exiting the year with sales at approximately 95% of pre-COVID levels.
●	Four, we reported strong international glaucoma sales and secured new market-expanding regulatory approvals in key markets such as Australia, Japan, and India.
●	Five, we advanced key market access and reimbursement initiatives, including the creation of new category 3 CPT codes for iDose and standalone MIGS.
●	Six, we advanced our industry-leading, proprietary pipeline that we believe has the ability to significantly expand our addressable market opportunities beginning in 2021.
●	Seven, we implemented a global systems upgrade transformation designed to support long-term growth.
●	And last but certainly not least, we executed financially during unprecedented times, not only through encouraging sales recovery trends, but also with strong gross margins, disciplined operating spending, and continued preservation of our strong balance sheet, bolstered by a $288 million convertible debt financing to further strengthen our ability to aggressively invest in our pipeline and future growth opportunities.

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EXECUTIVE COMPENSATION

Despite the challenges created by the COVID-19 pandemic, we have also continued to drive long-term shareholder value. Annualized total shareholder returns were +38.2% and +43.2% for the one- and three-year periods ended December 31, 2020, which ranked at the 69th and 74th percentile of our peer group, respectively.

In summary, we are creating a unique vision care leader prepared to drive a robust cadence of innovation that can significantly expand our market opportunities and drive sustainable growth and profitability over the next decade. The strong foundation and team we’ve built leaves us confident in our continued ability to execute on our long-term strategic plan and advance our mission to transform the treatment of chronic eye diseases for the benefit of patients worldwide.

Executive Compensation Program and Objectives

Our executive compensation program for 2020 was intended to:

●	Attract and retain top-caliber executives: Executives receive base salaries and employee benefits that are market competitive and that permit us to hire and retain highly skilled individuals at all levels;
●	Pay for performance: A significant portion of the annual compensation for our executive leadership team is based on the company’s annual business performance and each individual’s contribution to that performance;
●	Reward both near-term results and long-term growth: Our compensation programs provide the opportunity to our executive leadership to be rewarded for achievement of both near-term and long-term results;
●	Align compensation with business performance: A significant portion of our executive leadership team’s compensation is tied to measures of performance for our business;
●	Align compensation with shareholder interests: The interests of our executive leadership team are linked with those of our shareholders through the risks and rewards of ownership of Glaukos stock; and
●	Reinforce succession planning process: The overall compensation program for our executive leadership team, supports our robust succession planning process.

Our 2020 executive compensation program was comprised of three key elements, each of which was designed to further the program objectives listed above: (1) base salary; (2) annual bonus that is earned upon achievement of specified corporate and/or individual goals; and (3) long-term incentive compensation in the form of equity awards that are subject to both performance-based and time-based vesting requirements. We

GLAUKOS CORPORATION | 2021 PROXY STATEMENT 33

EXECUTIVE COMPENSATION

also provide 401(k) retirement benefits, an executive deferred compensation plan, executive physical, and severance benefits to our senior leadership team, including our NEOs.

	Element	Description	Primary Design Objective
FIXED	Base Salary	● Annual fixed cash compensation	● Enables us to attract and retain top talent. Provide compensation for functional expertise and day-to-day responsibilities
AT RISK COMPENSATION	Annual Incentive (Performance Bonus)

●      Chief Executive Officer payout evaluated based 100% on achievement of corporate objectives

●      Other Named Executive Officer payout evaluated based 75% on corporate objectives and 25% on individual objectives

●      Corporate goals are comprised of financial results, progress on product R&D and clinical trial goals

●      Executive equity election to receive bonus opportunity in restricted stock units or stock options

●      Align executive pay with the achievement of short-term business objectives and performance expectations; designed to help the Company achieve long-term strategic objectives and create long-term value for stockholders

●      Emphasize financial results by making them a key factor in determination of bonus, that ensures all Named Executive Officer bonuses are tied to achievement of objective top-line sales growth target

●      Equity election incorporates stock price performance into bonus payment value. 15% premium added to provide incentive to convert bonus into equity, preserving cash for growth

Long Term Incentive

●       CEO’s performance-based restricted stock units (“PRSUs”) and stock options increased from 33% to 50% of total equity value; remainder in time-based options and RSUs

●      1/3 of the value of the long term incentive awards for our other NEOs was allocated to PRSUs; remainder in time-based stock options and RSUs

●      PRSUs only vest based on the achievement of pre-determined targets aligned with the Company’s goals

●      Time-based options and RSUs vest over 4 years

●      Link the interests and risks of executives with those of our stockholders

●      Promote executive focus on long-term company performance through stock price and long-term operating performance that is expected to build long-term shareholder value

●      Options will only have value if management can drive long-term value creation through stock price appreciation

●      Time-based RSU and stock option vesting provides a retention incentive that is aligned with shareholders, even during periods of stock price volatility

The largest component of our compensation program is long-term incentive awards (based upon the grant date value). When combined with the target annual incentive award, the vast majority of executive compensation is “at risk,” or, in other words, dependent on the accomplishment of the Company’s business and financial objectives or the performance of the Company’s stock (or both, in the case of annual bonus awards granted in equity and the PRSUs). In the case of Mr. Burns, 89% of his 2020 target compensation is “at risk.” For our other Named Executive Officers, 81% of their average target compensation is “at risk.”

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EXECUTIVE COMPENSATION

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee has the authority to determine the amount of compensation given to each of the Named Executive Officers, as well as the overall executive compensation program. The Compensation Committee annually evaluates the performance of each of the Named Executive Officers and determines compensation levels based on its performance evaluation. The Compensation Committee also, among other things, reviews and approves our executive compensation elements, plans and policies, and is responsible for administering our equity incentive plans, including approving award grants under the plans. Executive compensation and senior management equity award grants are also approved by our Board of Directors as a whole. In performing its duties, the Compensation Committee is authorized to consider the recommendations of our Chief Executive Officer when determining the compensation of the other members of management, including the Named Executive Officers. The Compensation Committee is also authorized to approve any severance benefits, deferred compensation and change-in-control benefits or any perquisites offered to our Named Executive Officers.

All Compensation Committee members are deemed independent under applicable NYSE rules. None of our Named Executive Officers is a member of our Compensation Committee or otherwise had any role in determining the compensation of our other Named Executive Officers, other than the Chief Executive Officer’s recommendations to the Compensation Committee as to the compensation of the other Named Executive Officers.

Role of the Compensation Consultant

Pursuant to its charter, the Compensation Committee is authorized to retain or obtain the advice of compensation consultants, outside counsel, experts or other advisors to advise the Compensation Committee with respect to amounts or forms of executive compensation or in carrying out its other responsibilities. For 2020, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. The Compensation Committee was directly responsible for the appointment and oversight of the compensation consultant. During 2020, FW Cook provided no services to Glaukos or its management other than its compensation consulting services provided in its capacity as the Compensation Committee’s independent advisor on executive and non-employee director compensation.

In connection with the compensation consultant services provided by FW Cook in 2020, the Compensation Committee has assessed the independence of FW Cook pursuant to the SEC and NYSE rules and has concluded that no conflict of interest exists.

Peer Companies

Below is a listing of the peer group companies used by the Compensation Committee for 2020 comparative compensation purposes. The Compensation Committee’s objective in selecting this peer group was to include a group of comparably-sized public companies in the life sciences sector, with an emphasis on medical technology companies and biotechnology companies with commercialized products. We generally targeted peer companies in this field that had reported annual revenues of less than $1 billion (approximately 4x our 2020 revenue), and held a market capitalization between $750 million and $10 billion (approximately 0.3x to 3.75x our market capitalization at the time of analysis). The Compensation Committee believes that use of these criteria identifies the Company’s peers both for executive talent as well as for capital investment, based on the growth profile of the Company.

In determining the peer group used when setting 2020 executive compensation, the Compensation Committee removed nine companies from the 2019 peer group that no longer fit within the criteria, had limited publicly disclosed information available, or demonstrated irregular pay practices. The Compensation Committee added nine companies to the peer group who are geographically local, compete with the Company for talent, are common peers used by other companies in our peer group, or are frequently

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EXECUTIVE COMPENSATION

referenced by our securities analysts. Our peer group used to determine 2020 executive compensation includes the following 20 companies:

Peer Group
Aerie Pharmaceuticals	CryoLife	Insulet	Natus Medical
AtriCure	Globus Medical	Intersect ENT	Nevro
AxoGen	Haemonetics	iRhythm Technologies	Nuvasive
Cardiovascular Systems	ICU Medical	Luminex	Tandem Diabetes
CONMED	Inogen	Masimo	Wright Medical

At the time these criteria were set, the Company’s market cap was at the 68th percentile of the new peer group and slightly below the revenue median of the group. The Compensation Committee reviews the peer group data as a reference point in assessing compensation decisions for the Named Executive Officers using its business judgment. Other factors considered when determining compensation levels include our objective of attracting and retaining highly qualified executives, and our goal of rewarding top performers to motivate and encourage high achievement. Finally, the Compensation Committee notes that due to the rather narrow slice of the ophthalmology field within which the Company operates, the targeted talent pool from which to attract skilled leadership is narrow. As such, it will continue to revisit and revise its peer group in future years to ensure the Company remains competitive in its continuing recruitment and retention efforts.

Material Elements of Compensation

Base Salaries

We provide an annual base salary to each of our Named Executive Officers to compensate them for performing their day-to-day services during the year. Salaries are reviewed annually by the Compensation Committee and may be adjusted for the following year based on a variety of quantitative and qualitative factors, including each executive’s job responsibilities, experience, performance, and competitive market levels, as well as the recommendations of our Chief Executive Officer (except with respect to his own salary). No Named Executive Officer is entitled to any automatic base salary increases.

The chart below shows the change in each Named Executive Officer’s base salary from fiscal 2019 to fiscal 2020. In setting 2020 base salary, the Compensation Committee considered the Company’s financial and operational performance during 2019, noting that the Company had met or overachieved its revenue, expenses, research and development and clinical trial enrollment objectives, and taking into account the strategic transactions that the Company had consummated in 2019, including the acquisition of Avedro, the cornerstone of the Company’s corneal health business, and the licensing arrangement with Intratus. Even after giving effect to these changes, the base salary of each Named Executive Officer was below the median for the comparable position in our peer group.

Named Executive Officer	2019 Base Salary ($)	2020 Base Salary ($)	Increase ($)	Increase (%)
Thomas W. Burns	643,750	676,000	32,250	5.0
Chris M. Calcaterra	408,446	428,869	20,423	5.0
Joseph E. Gilliam	385,632	404,914	19,282	5.0

COVID Salary Reduction

As the full impact of the COVID pandemic hit the Company and its global sales, the Company’s NEO’s, along with the other members of the senior leadership team, voluntarily agreed to reduce their base salaries by 20%, beginning in April 2020. Salaries were ultimately restored in October 2020, after the Company’s sales had seen a return to close to pre-COVID levels.

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EXECUTIVE COMPENSATION

In December 2020, the Compensation Committee determined to reimburse these lost wages with a special RSU grant that covered the portion of reduced salary. The RSUs are subject to a three-year annual vesting period, requiring our NEOs to remain employed long-term to earn the salary make-up and creating further alignment with stockholders’ interest in increasing the value of the Company. The table below shows the total reduction in salary for each Named Executive Officer, as well as the price of the Company’s stock on the date of the special RSU grant (December 17, 2020) and the number of RSUs granted to each NEO.

Amed Executive Officer
Named Executive Officer	Total Salary Reduction ($)	Grant Date Stock Price ($)	Special RSUs Granted (#)	Grant Date Fair Value($)
Thomas W. Burns	67,600	72.99	926	67,589
Chris M. Calcaterra	42,900	72.99	588	42,918
Joseph E. Gilliam	40,500	72.99	555	40,509

Annual Bonuses

We provide our senior leadership team, including our Named Executive Officers, with a performance-based annual bonus opportunity. The purpose of this annual bonus is to provide competitive incentives for those employees who contribute to the Company’s success, and to align our executives’ short-term compensation opportunity with the Company’s business objectives and performance expectations. The annual bonus opportunity helps further our compensation objective of aligning executive pay with achievement of the Company’s short-term goals, which are designed to help the Company achieve its long-term strategic goals and create long-term value for our stockholders. We believe this allows us to compete for top talent and encourages our executives to perform at a high level by providing a near-term reward for that performance.

Annual Bonus Targets

The chart below indicates the target bonus opportunity for each of our Named Executive Officers for 2020, which is stated as a percentage of base salary and was not changed from 2019 levels. For 2020, total target cash (which consists of base salary and target bonus opportunity) for each of our NEOs was at or below the median for comparable positions in our peer group.

Named Executive Officer	2019 Target Bonus (% of Base Salary)	2020 Target Bonus (% of Base Salary)	2020 Target Bonus ($)
Thomas W. Burns	100%	100%	676,000
Chris M. Calcaterra	65%	65%	278,765
Joseph E. Gilliam	65%	65%	263,194

Bonus Equity Election

Under our 2020 bonus plan, our executives can elect to receive all or a portion of their annual bonus in the form of stock options, RSUs or cash. The election is made at the start of the year, so that the final value of the bonus payout increases or decreases based on both achievement of bonus targets and stock price performance, and creates an opportunity for our executives to further align their interests with those of our stockholders.

To provide additional incentive for executives to elect equity and preserve cash and to create further alignment between our executives’ and stockholders’ interests, there is a 15% premium component to the conversion from the dollar value of the bonus to the number of RSUs or stock options granted. The 15% premium was modeled on the 15% discount provided to employees who purchase shares of our common stock under the Glaukos Employee Stock Purchase Plan. If an executive elected to convert his or her cash bonus opportunity into an RSU award, then the executive was granted a one-year performance stock unit award with respect to the targeted number of shares having a grant date value equal to the amount of the executive’s cash-denominated target bonus, plus the 15% premium to provide an incentive to convert cash to equity, based upon the closing market price ($28.78) on April 1, 2020 (the date of grant). If an executive elected to convert his or her cash bonus opportunity into a stock option award, then the executive was

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EXECUTIVE COMPENSATION

granted a one-year performance stock option award with respect to the targeted number of shares having a Black Scholes value, based upon the closing market price on the date of grant ($28.78), equal to the amount of the executive’s cash-denominated target bonus, plus the 15% premium.

The number of RSUs or options that ultimately vested in 2021 with respect to the 2020 bonus for our executives who elected to receive equity was determined in the same manner as the cash bonuses that became payable under our 2020 bonus plan described above (i.e., the number of RSUs or options that vests is performance-contingent so that the percentage that vest will be the same as the payout percentage for target cash bonuses; in other words, if bonuses were earned at 90% of target, then 90% of the target bonus RSUs or options would vest).

As set forth in the table below, our Chief Operating Officer elected to receive 36% of his 2020 target bonus in the form of bonus stock options rather than cash. He also elected to defer receipt of a portion of his annual bonus pursuant to our nonqualified deferred compensation program. The other NEOs elected to receive the full amount of their annual bonus in cash.

Named Executive Officer	2020 Target Bonus (% of Base Salary)	2020 Target Bonus ($)	Option Election (% of Target Bonus)	Target Stock Option Value with 15% Premium ($)	Target Bonus Options Granted At $28.78
Chris M. Calcaterra	65%	278,765	36%	115,970	8,661

Award Design

The 2020 bonus plan was designed so that the Chief Executive Officer’s bonus was based 100% on the achievement of corporate objectives, while the other Named Executive Officers were based 75% on corporate objectives and 25% on individual performance. This structure reflects the Chief Executive Officer’s ultimate accountability for corporate performance and his personal achievement during the year, while other executives with narrower responsibility are also accountable for performing their own functions.

Executive	% Corporate Objectives	% Individual Objectives
Chief Executive Officer	100%	0%
Other Named Executive Officers	75%	25%

●	Corporate Objectives

The Company’s corporate objectives for 2020 were established by the Compensation Committee and the Board in late 2019, in consultation with our management team. Each objective was weighted to signify its importance to our short-term and long-term success and strategy. These goals were designed to be challenging but achievable and to align with the Company’s strategic plan and operating budget. These objectives were set based on a pre-COVID budget, and were not changed as the pandemic unfolded, as there was so much uncertainty around the ultimate impact of the pandemic on global sales and clinical and surgical operating dynamics.

Our 2020 corporate objectives included both financial and product or development milestones. The financial objectives reflect the importance of continued strong, but disciplined, growth of the Company and the Company’s goal of transforming the treatment of chronic eye diseases with novel therapies that provide sustainable solutions to important clinical needs. Our two business goals were selected to emphasize the significance of pipeline progress for an innovation-oriented growth company. The products underlying these strategic goals represent opportunities for the Company to expand its market with products that have the potential to transform ophthalmic treatment paradigms.

o	Financial Objectives

Consistent with the Company’s goal of achieving continued growth, the Compensation Committee set a pre-COVID net sales target of $300.2 million as one of the Company’s financial objectives. This target was set by the Compensation Committee taking into account the Company’s 2019 proforma net sales of $273.5 million,

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which includes the full year of 2019 Avedro sales (Avedro was acquired by the Company in late November 2019). When setting this target, the Compensation Committee also considered the integration risks associated with the Avedro acquisition, ongoing improvements with the corneal health franchise reimbursement environment and the competitive landscape in our U.S. glaucoma franchise, as well as the anticipated commercial launch of our new product, the iStent inject W (fully launched in the United States in the second half of 2020). The Compensation Committee wanted to incentivize the Named Executive Officers to achieve top-line sales growth, and therefore used a net sales target as a financial objective. The Company achieved net sales of $225.0 million in 2020, approximately 25% below the sales target, due to the impact of the COVID-19 pandemic and the related shutdowns and restrictions on elective surgical procedures. The COVID-19 pandemic and subsequent economic slowdown materially impacted the global demand for our products, which are used in procedures and therapies that are considered elective. This decrease in demand was most significantly felt in the latter part of the first quarter of 2020 and continuing through the second quarter, with sales at times dipping as low as 10% of our pre-COVID levels. Beginning late in the second quarter of 2020, we began to see trending toward more normalized levels for cataract and keratoconus procedures, a trend that continued through the fourth quarter ended December 31, 2020. The Compensation Committee did not adjust this revenue target, notwithstanding the impact of COVID, and instead determined that the Company had achieved 75% of this corporate objective, which was below the minimum threshold under the 2020 bonus plan formula.

The other financial corporate objective was to incur operating expenses of less than the Company’s pre-COVID adjusted non-GAAP budget of $302.6 million in 2020. When setting this financial objective, the Compensation Committee took into account our continued global expansion within sales and marketing and the expansion of our corneal health franchise, partially offset by the anticipated cost savings of the Avedro acquisition integration. This expense goal also reflected the Company’s internal budget prepared taking into account the Company’s substantial investments into its product pipeline, such as clinical studies supporting our potentially market-expanding pipeline products, including the clinical trials for both the iDose delivery platform and the iStent infinite, as well as R&D efforts with our earlier stage programs such as our retinal and dry eye disease therapies. This goal reflected, on a proforma, adjusted non-GAAP basis, an increase of an estimated 16% over 2019 operating expenses when including the full year of Avedro expenses. The Company’s adjusted non-GAAP operating expenses in 2020 were approximately $235.2 million. This result reflected an aggressive cost-savings initiative instituted by management to preserve cash as the impact of the COVID-19 pandemic became apparent. Capital and other expenditures, including the buildout of the Company’s new headquarters facility, were suspended to ensure that the Company would be able to maintain operations and serve customers without having to make significant reductions in workforce or rely on government PPP loans intended for smaller companies without other access to capital. At the same time, the Company increased 2020 non-GAAP R&D expenses by approximately 21% over the prior year, demonstrating the Company’s commitment not to sacrifice the key driver of its long-term growth. Based on these results, the Compensation Committee determined that this financial objective had been overachieved and earned at 150% of target.

o	Strategic Objectives

The first business objective was completion of the iDose clinical trial cohorts by the end of 2020. This metric was chosen to emphasize the significant potential market opportunity presented by the iDose and to motivate management to achieve approval of this transformative treatment as expeditiously as possible. As of December 31, 2020, these trials were 70 subjects, or approximately 5%, short of being fully enrolled. However, the Compensation Committee recognized that the closure of ophthalmic practices and deferral of elective procedures beginning in the first quarter of 2020 in response to COVID- 19 disrupted new patient enrollment in the Company’s ongoing clinical trials. This disruption continued even as facilities have reopened, as doctors prioritize their standard procedures over clinical trial enrollment, and the iDose trials were particularly affected. Notwithstanding this significant disruption, the Company only experienced a slight shortfall in reaching the target enrollment. The Compensation Committee determined that the Company achieved 94% of this strategic objective.

The second business objective was advancement of a particular one of the Company’s early-stage products in development to the point where it was ready for its first in-man evaluation. This product, a drug delivery system that could potentially be used to treat both glaucoma and corneal disorders, was chosen as a

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corporate objective for 2020 to reinforce the importance to the Company of developing innovative treatments for ophthalmic disorders. This product was on track early in 2020 to be ready for in-man evaluation; however, the budget for development of this product was cut drastically in the second quarter of 2020, as the Company sought to preserve cash in light of the COVID-19 global pandemic by prioritizing later-stage products already in the clinical or preclinical stage, at the expense of early stage R&D projects. Notwithstanding these cost-saving measures, the Compensation Committee determined that the Company achieved approximately 75% of this strategic objective.

The two Named Executive Officers other than the Chief Executive Officer had individual objectives (described below) comprising 25% of that portion of their bonus.

●	Calcaterra Individual Objectives

Mr. Calcaterra’s individual objectives consisted of specific goals in the areas of commercial growth, such as the successful launch of our iStent inject W product, successful integration of our new CRM system with our enterprise resource management system, and successful buildout and management of our corneal health salesforce. Mr. Calcaterra also had individual objectives with respect to addressing certain regulatory matters internationally and international market expansion.

●	Gilliam Individual Objectives

Mr. Gilliam’s individual objectives consisted of specific goals in the areas of finance, business development, information technology, investor relations and financial planning. This included identification and execution of potential financing alternatives for the Company, integration of our corneal health IT systems and enhancing cybersecurity of our systems, leading the Company’s business development efforts, integration of our corneal health operations from a financial reporting, payroll, budgeting and audit perspective, successful completion of the enterprise resource management system implementation, evaluation of financial reporting and disclosure best practices, and analysis of business disruption risks and mitigation strategies. Mr. Gilliam also had individual objectives with respect to achieving unqualified audit opinions and continued development of internal reporting function and analysis.

Following the end of 2020, the Chief Executive Officer recommended, and the Compensation Committee approved, achievement of 100% of each of Mr. Calcaterra’s and Mr. Gilliam’s individual objectives, and that 100% of the portion of each executive’s bonus tied to the individual objectives was earned. The determinations made by the Compensation Committee with respect to the Company’s satisfaction of the corporate goals and the individual goals results in the following formulaic bonus plan achievement:

			Bonus Weighting
2020 Executive Bonus Goals	Target	Actual	CEO	Other NEOs	2020 Actual Achievement
2020 Net Sales Target	$300.2 MM	$225.0 MM	50%	50%	0%
Meet or exceed (underspend) approved 2020 operating expense budget	$302.6 MM	$235.2 MM	20%	10%	150%
Complete iDose clinical trial cohorts	100%	94%	15%	7.5%	94%
Early-stage product available for first in-man evaluation	100%	75%	15%	7.5%	75%

Individual Performance Goals:			-0-	25%	100%

Total Earned:			55.4%	52.68%

Actual Bonus Payout

For 2020, the Compensation Committee determined that each NEO would be awarded a bonus equal to 95% of his target. Bonus payouts were purposely paid below target, but higher than the percentage generated

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under the pre-COVID bonus plan’s funding formula of 52.68% to 55.4%. In determining the NEOs’ 2020 earned bonuses, the Compensation Committee considered the extraordinary performance of the Company’s executive officers in managing the Company through the COVID-19 pandemic. They took note of the Company’s quick action to protect the health and safety of its employees, redesigning manufacturing and assembly work processes to minimize employee contact while maintaining sufficient levels of product to meet demand. Additionally, they took into consideration the decisive cost-saving initiatives the Company instituted, which resulted in approximately $25 million in reduced expenses, as well as the $287.5 million convertible notes financing the Company effected to raise capital while working remotely during the pandemic, which allowed the Company to avoid significant layoffs of employees and continue to advance development of their key strategic pipeline products, the greatest driver of long-term growth and value. The Compensation Committee also took note of the customer support and sales initiatives the Company put in place during this unprecedented time of uncertainty and crisis, including the creation of distance training and education programs for our customers, webinar support resources on running practices during the COVID-19 pandemic, and providing in-person customer assistance as soon as safely possible. The Compensation Committee also noted that, notwithstanding the significant disruption to global sales caused by the pandemic, which at times dropped to 10% of pre-COVID levels, sales for 2020 remained relatively consistent with the prior year, decreasing only 5% from 2019 reported net sales. The Compensation Committee also took into consideration that, based on 2020 enrollment trends prior to the COVID-19 lockdowns, the iDose enrollment goal would have been achieved in full. In considering the corporate goals, the Compensation Committee determined that each would have been achieved and believed that the bonus would have been earned above target but for the disruption caused by COVID-19.

Based on these factors, the Compensation Committee approved the payment of a discretionary bonus in addition to the earned bonus for all bonus-eligible personnel, in an amount sufficient to reach 95% of each employee’s target bonus, to recognize and reward the effort and performance of our workforce during the COVID crisis. The Compensation Committee ensured that the total bonus payout for our senior leadership team was below target, even after taking the discretionary portion into account. Additionally, rather than paying out the full amount in cash, this discretionary portion was paid approximately 60% in cash and 40% in time-based RSUs that were granted in December 2020 and vest 1/3 on each of the first three anniversaries of the grant date. The number of RSUs granted was determined by dividing the value of 40% of the discretionary portion of the annual bonus by the closing stock price of the Company’s common stock on the date of grant ($72.99 on December 17, 2020). The Compensation Committee believed this was an appropriate split between cash and equity as it provided sufficient cash in the short term to reward the Company’s exemplary work during a challenging time, but also contained a significant portion in equity to provide further alignment of our executives’ interests with those of our stockholders. The equity portion also provides retention value: in order for the recipients to receive the full benefit of the RSUs, they must remain employed by the Company for the entire vesting period. Additionally, the RSU grant provides incentive to the recipients, including our NEOs, to continue to drive the growth of the organization.

The discretionary portion of the annual bonus approved by the Compensation Committee consists of approximately 39.6% of bonus target for Mr. Burns, our CEO, and 42.32% of target for our two other NEOs, resulting in a total bonus payout value of 95% of target. The form of payment was made pursuant to the cash, stock option or RSU election made at the start of the plan. Mr. Calcaterra elected to receive 36% of his 2020 annual bonus in the form of stock options and the other 64% in the form of cash.

The values of the portion of the 2020 NEO bonuses earned pursuant to formulaic criteria established prior to COVID-19 and the discretionary portion is set forth in the table below.

Named Executive Officer	2020 Earned Bonus Value ($)	Number of 2020 Bonus Stock Options Earned (#)	2020 Discretionary Bonus Value ($)	Total Actual Bonus Value ($)	Actual Bonus as a % of Target
Thomas W. Burns	374,166	-0-	268,034	642,200	95
Chris M. Calcaterra	146,837	4,562	117,987	264,824	95
Joseph E. Gilliam	138,651	-0-	111,397	250,048	95

The portion of Mr. Calcaterra’s bonus that was deferred pursuant to our nonqualified deferred compensation program is included in the “2020 Earned Bonus Value” column in the table above.

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The discretionary portion of the 2020 annual bonus was determined to be paid out approximately 60% in cash and 40% in RSUs that were granted on December 17, 2020. The portion in RSUs vest one-third on each of the first three anniversaries of the grant date, requiring our NEOs to remain employed long-term and to further align the interests of our NEOs with those of our stockholders. No premium was applied to the RSUs granted. The cash portion of the discretionary bonus, along with the cash portion of the earned bonus, was paid out in March 2021, consistent with the payment of all employee bonuses. The components of the discretionary bonus payouts received by our NEOs are set forth in the table below.

Iscretionary
Named Executive Officer	2020 Discretionary Bonus Value ($)	60% Paid in Cash ($)	Value of ~40% Paid in RSUs ($)	Stock Price on Date of Grant (Dec. 17, 2020) ($)	Number of RSUs Granted
Thomas W. Burns	268,034	161,250	106,784	72.99	1,463
Chris M. Calcaterra	117,987	70,909	47,079	72.99	645
Joseph E. Gilliam	111,397	66,946	44,451	72.99	609

2021 Bonus Plan

In March 2021, the Compensation Committee approved the 2021 executive bonus plan issued under our 2015 Omnibus Incentive Compensation Plan. With regard to performance targets, the Compensation Committee determined to focus on key operational initiatives for the corporate performance component, which include financial components similar to those measured in 2020 as well as strategic objectives tied to pipeline product approvals and pipeline product development accomplishments by the end of 2021. The respective weightings of these 2021 bonus targets is consistent with those applied in 2020.

Long-Term Incentive Compensation

The Compensation Committee believes it is essential to provide long-term equity-based compensation to our executive officers in order to link both the interests and risks of our executive officers with those of our stockholders, which is a cornerstone of the Company’s pay for performance philosophy. Equity awards with a multi-year vesting schedule are designed to reward the creation and preservation of long-term stockholder value. Our management team follows the same philosophy: all employees in the Company receive annual equity grants, to foster a sense of ownership and align interests with those of our investors.

For 2020, long-term incentive compensation consisted of both time-based and performance-based equity grants. Performance-based equity consists of grants of equity that require the achievement of pre-determined operational or financial objectives in order to vest. Additionally, like all equity grants, the value of performance-based equity increases if the price of the Company’s common stock increases. The Compensation Committee believes that the use of performance-based equity advances multiple goals that benefit both the Company and stockholders. Performance-based equity grants incentivize the achievement of the Company’s long- and short-term strategic goals, they motivate executives to work hard to increase the value of the Company, as evidenced by increased stock price, and they encourage executives to remain employed with the Company.

For 2020 equity grants, the Compensation Committee retained the multi-component construct developed in 2019. However, in response to stockholder feedback that our Chief Executive Officer, Mr. Burns, should have a greater percentage of his long-term incentive compensation in the form of performance-based equity, for 2020 the Compensation Committee increased the amount of Mr. Burns’ 2020 equity grant that was performance-based from 33% to 50% of the total grant value. This increase was intended to align Mr. Burns’ interests with those of our stockholders, and require him to achieve critical long-term growth goals in order to earn half of his award. The other half of Mr. Burns’ 2020 equity grant was split equally between time-based RSUs and time-based stock options. For our other Named Executive Officers’ 2020 long-term incentive equity grants, the Compensation Committee retained the 2019 equity grant mix of one-third time-based options, one-third time-based RSUs and one-third performance-based RSUs.

Additionally, in 2020 executives were given the opportunity to convert the time-based RSU portion of their equity award into stock options with equivalent value and to convert the performance-based RSU portion of their equity grant into performance-based stock options with equivalent value and the same long-term

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performance goals. The opportunity to elect to have full value shares granted as options affords those executives who expect the Company’s stock price to increase after the grant date greater potential reward in exchange for the lack of guaranteed value from an RSU. The Compensation Committee views this election to convert full value shares to options as supporting the Company’s entrepreneurial spirit of growth. Mr. Burns elected to receive half of his performance equity grant in the form of stock options and half as PRSUs. Messrs. Calcaterra and Gilliam each chose to receive all of their performance equity in the form of stock options.

2020 Named Executive Officer Equity Grants

The Compensation Committee considered several factors when determining 2020 equity award sizes, including peer group data and the Company’s strong financial and operational performance in 2019. The Compensation Committee noted that the Company had overachieved net sales and operating expense budgets in 2019, and had completed several key strategic acquisitions and partnerships, including the acquisition of Avedro, a licensing deal with Intratus, and a distribution agreement with Santen Pharmaceuticals, which have helped advance the Company into becoming a leader in not only the glaucoma space, but also corneal and retinal health markets. The Compensation Committee also considered the level of grant that it believed would be appropriate to provide strong retention value and more closely link our Named Executive Officers’ compensation to our stockholders’ interests.

The following table shows the intended target total annual equity grant value awarded to each Named Executive Officer in 2020, and the number of time-based options, time-based RSUs, performance-based options and PRSUs granted based on the 2020 performance and compensation review process.

Named Executive Officer	Total Target 2020 Equity Grant Value ($)	Time-Based Stock Options (#)	Time-Based RSUs (#)	Performance-Based Stock Options (#)	PRSUs (#)
Thomas W. Burns	4,700,000	65,170	30,052	65,169	30,051
Chris M. Calcaterra	1,400,000	51,769	-0-	25,880	-0-
Joseph E. Gilliam	1,500,000	55,466	-0-	27,729	-0-

2020 Time-Based Stock Options and RSUs

The time-based equity grants of options to our Named Executive Officers in 2020 vest over four years, with 25% of the options vesting on the first anniversary of the grant date, and the remainder vesting in equal monthly installments over the following three years. The exercise price for the options is the closing price for our stock on the date of grant. The equity grants of time-based RSUs to our Named Executive Officers in 2020 vest over four years, with 25% of the RSUs vesting and being delivered on each of the first four anniversaries of the grant date.

2020 Performance-Based Equity Grant

As discussed above, performance-based equity was increased from 33% to 50% of the total value of our CEO’s 2020 long-term equity grant, and made up one-third of the value for our other NEOs. Goals for our performance-based equity awards were set prior to the COVID-19 pandemic and no changes were made to recognize the impact of the economic shutdown.

The performance-based equity granted to our executives in 2020 is earned based on pre-determined 2020-2022 revenue goals for the Avedro corneal health operations acquired in late 2019. Between 0%-200% of the target award can be earned based on the Company’s under- or over-achievement of the three-year Avedro revenue goals. Earned awards vest when the Compensation Committee determines the corneal health revenue achievement at the end of the full three-year performance period, but vesting for up to one-third of the target options or PRSUs may be earned after each of year one and year two based on achievement of annual revenue goals. No more than one-third of the target number of options or PRSUs can vest in each of years 1 and 2 (i.e., above-target performance can only be earned after the end of the three-year performance period). The long-term revenue objectives were chosen in direct response to stockholder feedback during our 2019 engagement campaign, as multiple stockholders emphasized the importance of successfully integrating the Avedro operations and building the corneal business platform. The Compensation Committee directly

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responded to this feedback by designing performance objectives that they believe will accomplish those goals. Additionally, the three-year performance period was an increase over the performance grant in 2019, which did not have a multi-year element.

The target corneal health revenue for 2020, as set by our Compensation Committee prior to the COVID- 19 global lockdown, was $51 million, representing an approximately 20% increase over Avedro’s 2019 full year proforma, adjusted non-GAAP revenue. The threshold to vest in any portion of the possible one-third acceleration for 2020 was $41 million, or 80% of the target. The Compensation Committee believed that this was a rigorous goal based upon Avedro’s operating history and the challenges of integrating a new business and sales force. The Company actually achieved corneal health net sales of approximately $45.6 million, or 89% of the target, notwithstanding the impact on sales of COVID-19. This level of sales resulted in 74% of the total possible year one equity grants being earned for each NEO.

2021 Named Executive Officer Long-Term Equity Grants

For 2021, the Compensation Committee retained the same equity value mix as 2020, with 50% of our CEO’s 2021 equity awards in the form of performance-based equity and 33.3% of our other Named Executive Officers’ equity awards in performance-based equity.

The performance-based equity granted to our executives in 2021 will be earned based upon certain pipeline product regulatory approvals obtained over a four-year performance period. The performance period was chosen in response to stockholder feedback during our 2020 engagement campaign, as stockholders expressed the desire to see performance equity earned over an even longer period of time than the three years granted in 2020, to provide additional retention incentive and motivate executives to create long-term value for the Company. The Compensation Committee recognized that bringing new products to market is the most effective way for the Company to grow in sales and overall value to our stockholders. By incentivizing the approvals necessary to commercialize our many pipeline products, the Compensation Committee created even greater alignment between our executives and our investors. Additionally, these performance targets are required to be met within four years, putting a tight timeframe on the window to earn the full equity grant and encouraging our management team to get products to market as promptly as possible. The Compensation Committee believes that these performance targets will help the Company achieve its strategic and operations goals and create long-term value.

2019 Named Executive Officer Performance-Based Equity Grant

In 2019, our NEOs received their first grant of PRSUs. These PRSUs would only vest upon the Compensation Committee’s confirmation that at least 75% of the Company’s existing surgeon base, trained on our original iStent product, have completed the rigorous certification training for and converted to our iStent inject product, which was approved by the FDA and commercially launched in 2018. This essential training is designed to ensure that surgeons are properly and fully prepared to utilize our iStent inject product to achieve the highest probability of positive surgical outcomes. In December 2020, the Compensation Committee determined that this operational objective had been satisfied, and the underlying equity grants made to our executives, including our NEOs, were earned and vested. Mr. Burns vested in 19,416 shares, Mr. Calcaterra vested in 6,311 shares and Mr. Gilliam in 6,311 shares.

Severance Benefits

We have entered into executive severance and change in control agreements with each of our senior team leaders, including our three executive officers, Messrs. Burns, Calcaterra and Gilliam. The level of each executive’s severance benefits has been determined to be appropriate by the Compensation Committee, which believes that severance benefits, particularly in the context of the uncertainty surrounding any potential change in control transaction, play a valuable role in attracting and retaining quality executive officers. We believe these potential benefits helped us to assemble a qualified senior leadership team. The payments and benefits provided under our severance and change in control arrangements are designed to provide our Named Executive Officers with treatment that is competitive with market practices.

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As described in more detail below under the heading “Potential Payments Upon Termination or Change in Control,” each of the Named Executive Officers would be entitled to severance benefits in the event of an involuntary termination of employment by us without “cause” or a resignation for “good reason” (each as defined in the executive severance and change in control agreements). The change in control severance benefits are subject to a double trigger, and the Named Executive Officers are not entitled to their cash severance benefits merely because a change in control transaction occurs. The amount of each Named Executive Officer’s severance benefits is increased in connection with a qualifying termination in connection with or following a change in control in order to encourage our Named Executive Officers to remain employed with us, and focus on the creation of value for stockholders, during an important time when their prospects for continued employment following a change in control transaction may be uncertain.

No Named Executive Officer is entitled to receive a “gross-up” or similar payment for any excise taxes that may become payable in connection with a change in control pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and, depending on what results in the best after-tax benefit for the executive, benefits may be “cut back” instead in such circumstances. Additionally, no new or amended employment agreements were entered into with any of our NEOs since the date of the 2020 Annual Meeting of Stockholders. All members of the Compensation Committee during fiscal 2020 were independent directors and none of them are current or former employees or officers of the Company or had any relationship with us during fiscal 2020 requiring disclosure of certain transactions with related persons under SEC rules.

Other Benefits

All full-time employees, including our Named Executive Officers, are eligible to participate in the Company’s health and welfare benefits, our 401(k) Plan with a company-sponsored match component and our Employee Stock Purchase Plan. Our Named Executive Officers are also eligible for an annual executive physical.

We have also adopted and maintain the Glaukos Corporation Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan permits our management or highly compensated employees, including all of our Named Executive Officers, to elect to defer base salary and annual incentive compensation pursuant to the terms of the Deferred Compensation Plan. Further details on this Deferred Compensation Plan are provided below under the heading, “Nonqualified Deferred Compensation Plans.” As noted below, each of Messrs. Burns and Calcaterra participated in the Deferred Compensation Plan during 2020.

Stock Ownership Policy Applicable to Executive Officers

In 2019, the Compensation Committee adopted a Stock Ownership Policy that requires our executive officers to maintain a meaningful equity stake in our Company. These guidelines require our Chief Executive Officer to own shares of our common stock having a value equal to at least six times his annual base salary, and each of our other Named Executive Officers to own shares of our common stock having a value of at least three times the executive’s annual base salary. Shares subject to stock options and unvested PRSUs are not considered owned by the executive for purposes of this Policy. Each Named Executive Officer is required to meet the minimum stock ownership requirement within five years from the date on which they become subject to the guidelines. As of January 1, 2021, each of our Named Executive Officers was in compliance with the applicable minimum stock ownership levels.

Policy on Pledging and Hedging of Company Shares

As further described in the section titled “Corporate Governance—Policy on Pledging and Hedging of Company Shares,” our Board of Directors has adopted anti-pledging and anti-hedging policies that prohibit our executive officers from pledging Glaukos securities or engaging in hedging transactions.

Clawback Policy

In 2018, in response to stockholder feedback, the Compensation Committee decided to create greater accountability for our executive officers by adopting a policy regarding the recoupment of certain incentive

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compensation payments. Pursuant to this policy, our Board of Directors or the Compensation Committee shall, if it deems appropriate under certain circumstances, require reimbursement or cancellation of all or a portion of any short- or long-term cash or equity incentive payments or awards to our executive officers. This reimbursement requirement would apply when the amount of any such payment or award was determined based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to noncompliance with any financial reporting requirements under federal securities laws, and such restatement was the result of misconduct, if a lesser, or no, payment or award would have been earned based upon the restated financials and the payment or award was received in the three years preceding the date of the restatement.

Policy with Respect to Section 162(m)

Section 162(m) of the Code generally prohibits a publicly-held company from deducting compensation paid to a current or former Named Executive Officer that exceeds $1.0 million during the tax year. Certain awards granted before November 2, 2017 may qualify for an exception to the $1.0 million deductibility limit.

As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and our stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation, Nominating and Governance Committee of the Board

Mark J. Foley (chair)

William J. Link, Ph.D.

Gilbert H. Kliman, M.D.

Denice M. Torres*

* Ms. Torres was appointed to the Board of Directors on March 1, 2021 and the Compensation Committee on March 18, 2021. She did not serve on the Compensation Committee during the 2020 year covered in the Compensation Discussion and Analysis section of this Proxy Statement.

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Summary Compensation Table for Fiscal Years 2020, 2019 and 2018

The following table provides information regarding the compensation of our Named Executive Officers during 2020, 2019 and 2018.

Name and principal position	Year	Salary ($)	(1)	Bonus ($)(2)	Stock awards ($)(3)	Option awards ($)	(3)	Non-equity incentive plan compensation ($)(4)	All other compensation ($)(5)	Total ($)
Thomas W. Burns	2020	$608,400		$160,250	$2,524,400	$2,350,012		$374,166	$1,014	$6,019,242
President and Chief	2019	$643,750		$—	$3,416,322	$1,651,000		$—	$5,488	$5,716,560
Executive Officer (6)	2018	$625,000		$—	$717,574	$3,846,456		$—	$9,687	$5,198,717

Chris M. Calcaterra	2020	$385,982		$70,909	$89,997	$1,515,982		$93,720	$2,471	$2,159,061
Chief Operating Officer (6)	2019	$408,446		$—	$916,088	$439,166		$274,488	$10,400	$2,048,588
	2018	$396,550		$—	$61,468	$1,164,059		$331,912	$10,250	$1,964,239

Joseph E. Gilliam	2020	$364,423		$66,946	$84,960	$1,500,006		$138,651	$8,400	$2,163,386
Chief Financial Officer and	2019	$385,632		$—	$874,704	$439,166		$300,793	$10,400	$2,010,695
SVP, Corporate Development	2018	$374,400		$—	$—	$1,164,059		$404,352	$10,250	$1,953,061

(1)	Amounts reported for 2020 salary reflect temporary salary reductions effected due to the COVID-19 pandemic. The 2020 annual base salary rate for Mr. Burns, before giving effect to such reduction, was $676,000; for Mr. Calcaterra, $428,869; and for Mr. Gilliam, $404,914.
(2)	Amounts reported for 2020 constitute the cash portion of a discretionary bonus approved by the Company’s Compensation Committee and paid to each Named Executive Officer for his extraordinary performance managing the Company through the COVID-19 pandemic. The amount reported for Mr. Calcaterra for 2020 includes the amounts that were deferred under our Deferred Compensation Plan described below.
(3)	The amounts shown represent the grant date fair values of stock and option awards granted in the year indicated as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718. For a discussion of valuation assumptions used to determine the grant date fair values of equity awards made to executive officers in 2020, see Note 10, Stock-Based Compensation, to our Notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

2020 Bonus RSUs: The amounts reported in the stock awards column for 2020 include the grant date fair value of restricted stock units (the “Bonus RSUs”) granted to each of our NEOs as part of a discretionary bonus approved by our Compensation Committee in recognition of their exemplary management of the Company during the COVID-19 pandemic. The grant date fair value of the Bonus RSUs was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. For a more detailed description of these grants of Bonus RSUs, please see “Material Elements of Compensation—Annual Bonuses” in the Compensation Discussion and Analysis section above.

2020 Bonus Options: The amounts reported in the option awards column for 2020 include the grant date fair value of stock options (the “Bonus Options”) granted to Mr. Calcaterra pursuant to his election to receive 36% of his 2020 bonus in the form of stock options rather than cash. The grant date fair value of the Bonus Options was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. The Bonus Options are valued based on the probable outcome of the applicable performance conditions as determined on the grant date, which results in a grant date fair value for the Bonus Options of $115,971 for Mr. Calcaterra. If we had achieved the highest level of performance under the Bonus Options, the grant date fair value for the Bonus Options would have increased to $231,942 for Mr. Calcaterra. For a more detailed description of these grants of Bonus Options, please see “Material Elements of Compensation—Annual Bonuses” in the Compensation Discussion and Analysis section above.

2020 Performance Options: The amounts reported in the option awards column for 2020 include the grant date fair value of performance-based stock options (the “Performance Options”) granted to each of our Named Executive Officers that only vests upon the achievement of a pre-determined financial target over a multi-year performance period. The grant date fair value of the Performance Options was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. The Performance Options are valued based on the probable outcome of the applicable performance conditions as determined on the grant date, which results in a grant date fair value for the Performance Options of $1,174,997 for Mr. Burns, $466,616 for Mr. Calcaterra and $499,954 for Mr. Gilliam. The probable outcome of the applicable performance conditions also constitutes the highest level of performance under the Performance Options for the first year of the multi-year performance period. For a more detailed description of these grants of the Performance Options, please see “Material Elements of Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section above.

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2020 Performance RSUs: The amounts reported in the stock awards column for 2020 include the grant date fair value of PRSUs granted to Mr. Burns pursuant to his election to receive 50% of his 2020 long-term performance equity grant in the form of RSUs and 50% in stock options, that only vest upon the achievement of a pre-determined financial target over a multi-year performance period. The grant date fair value of the PRSUs was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. The PRSUs are valued based on the probable outcome of the applicable performance conditions as determined on the grant date, which results in a grant date fair value for the PRSUs of $1,174,994 for Mr. Burns. The probable outcome of the applicable performance conditions also constitutes the highest level of performance under the PRSUs for the first year of the multi-year performance period. For a more detailed description of these grants of the PRSUs, please see “Material Elements of Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section above.

(4)	The amount reported in the column for Mr. Calcaterra for 2020 includes amounts that were deferred under our Deferred Compensation Plan described below.
(5)	Consists of Company matching contributions to the executive’s 401(k) plan contributions and the Company’s payment for an annual executive physical; in March 2020, the Company suspended its 401(k) matching contributions as part of its COVID-19 cost savings response plan. The Company resumed 401(k) matching contributions in 2021. No NEO received an executive physical in 2020.
(6)	The base salary amounts for Messrs. Burns and Calcaterra for 2019 and 2020 include the amounts that were deferred under our Deferred Compensation Plan described below.

Executive Employment Offer Letters

On July 10, 2014, we entered into employment offer letters with Messrs. Burns and Calcaterra, and on February 3, 2017, we entered into an offer letter with Mr. Gilliam. The offer letters provide Messrs. Burns and Calcaterra with an annual base salary of $525,000 and $320,000, respectively, and a target bonus opportunity of 70% and 40% of base salary, respectively. Mr. Gilliam’s offer letter provides him an annual base salary of $360,000 and a target bonus opportunity of 50% of base salary. As described above in the Compensation Discussion and Analysis, each executive’s annual bonus is based upon the achievement of specific corporate or individual performance objectives determined by our Board. Base salary and bonus opportunity percentages are reviewed by our Board at least annually for adjustments.

Messrs. Burns, Calcaterra and Gilliam are also entitled to receive all employee benefits that we customarily make available to employees in comparable positions, including participation in our equity plans. Additionally, Messrs. Burns, Calcaterra and Gilliam continue to be subject to the patent, copyright and non-disclosure restrictive covenants agreement each executed at the time of employment. None of our NEOs entered into a new or amended employment agreement with the Company since the date of our 2020 Annual Meeting of Stockholders.

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2020 Grants of Plan-Based Awards

The following table summarizes information about the non-equity incentive awards and equity-based awards granted to our Named Executive Officers in 2020:

								2020	2020	Exercise
		Estimated Future Payouts Under			Estimated Future Payouts Under			Stock Awards:	Option Awards:	or Base	Grant Date
		Non-Equity Incentive Plan			Equity Incentive Plan			Number of	Number of	Price of	Fair Value
		Award ($)(1)			Awards (#)(1)			Shares	Securities	Option	of Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock or	Underlying	Awards	Option
Name	Date	($)	($)	($)				Units (#)	Options (#)	($/Sh)	Awards ($)(2)
Thomas W. Burns
Time-Based Options	3/12/2020	—	—	—	—	—	—	—	65,170	39.10	1,175,015
Time-Based RSUs	3/12/2020	—	—	—	—	—	—	30,052	—	—	1,175,033
Performance Options	3/12/2020	—	—	—	32,585	65,169	130,338	—	—	39.10	1,174,997
PRSUs	3/12/2020	—	—	—	15,026	30,051	60,102	—	—	—	1,174,994
Annual Cash Bonus	4/1/2020	338,000	676,000	1,352,000	—	—	—	—	—	—	—
Discretionary Bonus RSUs	12/17/2020	—	—	—	—	—	—	1,463	—	—	106,784
Make-Whole RSUs	12/17/2020	—	—	—	—	—	—	926	—	—	67,589

Chris M. Calcaterra
Time-Based Options	3/12/2020	—	—	—	—	—	—	—	51,769	39.10	933,395
Performance Options	3/12/2020	—	—	—	12,940	25,880	51,760	—	—	—	466,616
Annual Cash Bonus	4/1/2020	88,961	177,921	355,842	—	—	—	—	—	—	—
Bonus Election Options	4/1/2020	—	—	—	4,331	8,661	17,322	—	—	—	115,971
Discretionary Bonus RSUs	12/17/2020	—	—	—	—	—	—	645	—	—	47,079
Make-Whole RSUs	12/17/2020	—	—	—	—	—	—	588	—	—	42,918

Joseph E. Gilliam
Time-Based Options	3/12/2020	—	—	—	—	—	—	—	55,466	39.10	1,000,052
Performance Options	3/12/2020	—	—	—	13,865	27,729	55,458	—	—	—	466,616
Annual Cash Bonus	4/1/2020	131,597	263,194	526,388	—	—	—	—	—	—	—
Discretionary Bonus RSUs	12/17/2020	—	—	—	—	—	—	609	—	—	44,451
Make-Whole RSUs	12/17/2020	—	—	—	—	—	—	555	—	—	40,509

(1)	Incentive plan awards consist of (i) annual cash bonuses payable under our 2020 executive bonus plan; (ii) awards of performance-based stock options and PRSUs that only vest upon the achievement of pre-determined operational goals and, for the first two years of the multi-year performance period, are subject to adjustment for underachievement but not for overachievement; (iii) awards of stock options granted to Mr. Calcaterra pursuant to his election to receive approximately 36% of his annual bonus in the form of stock options rather than in the form of a cash payment, and includes the 15% premium component; (iv) RSUs granted as a component of a discretionary bonus awarded by the Compensation Committee based upon the extraordinary performance of the Company’s employees, including our NEOs, leading the Company through the COVID-19 global pandemic; and (v) the RSUs granted to our employees, including our NEOs, to make them whole for salary reductions they incurred during the COVID-19 global pandemic. The performance-based stock options and PRSUs vest over a three-year performance period, with a maximum of 33.3% eligible to vest in each of the first two years. Please see “Material Elements of Compensation—Base Salary,” “Material Elements of Compensation—Annual Bonuses” and “Material Elements of Compensation—Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section above.
(2)	The amounts shown represent the grant date fair values of stock and option awards granted in the year indicated as computed in accordance with FASB ASC Topic 718 and, in the case of the performance-based stock options, the PRSUs and the stock options granted pursuant to the annual bonus equity election, based upon the probable outcome of the applicable performance conditions. For a discussion of valuation assumptions used to determine the grant date fair values of equity awards made to executive officers in 2020, see Note 10, Stock-Based Compensation, to our Notes to the consolidated financial statements included in our Annual Report on Form 10- K for the year ended December 31, 2020.

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Outstanding Equity Awards at 2020 Fiscal Year-End

The following table presents information concerning equity awards held by our named executive officers as of December 31, 2020.

a	w
		Option awards								Stock awards
		Grant	Number of securities underlying unexercised options (#)			Equity incentive plan awards: Number of securities underlying, unexercised unearned		Option exercise	Option expiration	Number of shares or units of stock that have not		Market value of shares or units of stock that have not	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
Name		date	Exercisable	Unexercisable		options (#)		price ($)	date	vested (#)		vested ($)(1)	(#)(2)		($)(1)
Thomas W. Burns		1/29/2013	256,000	—		—		4.225	1/29/2023
		4/25/2013	10,880	—		—		4.225	4/25/2023
		7/10/2014	540,000	—		—		7.275	7/10/2024
		3/10/2016	275,000	—		—		16.49	3/10/2026
		3/15/2017	168,750	11,250	(3)	—		45.71	3/15/2027
		3/14/2018	182,875	83,125	(3)	—		30.92	3/14/2028
		3/14/2019	—	—		—		—	—	14,562	(4)	1,095,936	—		—
		3/14/2019	21,875	28,125	(3)	—		69.30	3/14/2029
		3/12/2020	—	—		—		—	—	—		—	30,051	(2)	2,261,638
		3/12/2020	—	—		—		—	—	30,052	(3)	2,261,714	—		—
		3/12/2020	—	65,170	(3)	—		39.10	3/12/2030
		3/12/2020	—	—		65,169	(2)	39.10	3/12/2030
		12/17/2020	—	—		—		—	—	1,463	(5)	110,105	—		—
		12/17/2020	—	—		—		—	—	926	(5)	69,691	—		—

Chris M. Calcaterra		3/10/2016	60,417	—		—		16.49	3/10/2026
		3/15/2017	75,000	5,000	(3)	—		45.71	3/15/2027
		3/14/2018	55,344	25,156	(3)	—		30.92	3/14/2028
		3/14/2019	—	—		—		—	—	4,734	(5)	356,280	—		—
		3/14/2019	5,818	7,482	(3)	—		69.30	3/14/2029
		3/12/2020	—	51,769	(3)	—		39.10	3/12/2030
		3/12/2020	—	—		25,880	(2)	39.10	3/12/2030
		4/1/2020	—	—		8,661	(6)	28.78	4/1/2030
		12/17/2020	—	—		—		—	—	645	(5)	48,543	—		—
		12/17/2020	—	—		—		—	—	588	(5)	44,253	—		—

Joseph E. Gilliam(7)		5/05/2017	223,750	31,250	(3)	—		41.69	5/05/2027
		5/05/2017	—	—		—		—	—	25,000	(4)	1,881,500	—		—
		3/14/2018	30,344	25,156	(3)	—		30.92	3/14/2028
		3/14/2019	—	—		—		—	—	4,734	(4)	356,280	—		—
		3/14/2019	5,818	7,482	(3)	—		69.30	3/14/2029
		3/12/2020	—	55,466	(3)	—		39.10	3/12/2030
		3/12/2020	—	—		27,729	(2)	39.10	3/12/2030
		12/17/2020	—	—		—		—	—	609	(5)	48,543	—		—
		12/17/2020	—	—		—		—	—	555	(5)	44,253	—		—

(1)	The reported value of this stock award is based upon a stock price of $75.26, which was the closing market price of the Company’s common stock on December 31, 2020, the last trading day of the Company’s 2020 fiscal year.

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(2)	The reported grants are awards of performance-based stock options and PRSUs that only vest upon the achievement of pre-determined operational goals and, for the first two years of the multi-year performance period, are subject to adjustment for underachievement but not for overachievement, as described in more detail under the heading “Material Elements of Compensation— Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section above.
(3)	These options vest over four years from the grant date, with 25% vesting on the one-year anniversary of the grant date and the remaining amount vesting in equal monthly installments over the following 36 months.
(4)	This stock award vests over four years, with 25% vesting annually on each anniversary of the grant date.
(5)	This stock award vests over three years, with 33% vesting on each of January 1, 2022, January 1, 2023 and January 1, 2024.
(6)	These performance-based stock options were granted to Mr. Calcaterra pursuant to his election to receive approximately 36% of his 2020 annual bonus in the form of stock options and vest upon the achievement of the goals established for annual cash bonuses. In March 2021, he vested in 4,562 of these options, pursuant to a determination of the Compensation Committee. This grant is described in more detail under the heading “Material Elements of Compensation— Annual Bonuses” in the Compensation Discussion and Analysis section above.
(7)	The number of shares reported do not reflect the transfer of the economic interest of a portion of the indicated stock option and RSU awards to Mr. Gilliam’s former spouse pursuant to a domestic relations order, as previously reported in Reports on Form 4 filed with the SEC on May 8, 2019 and December 21, 2020.

Option Exercises and Stock Vested in Fiscal 2020

The following table presents information regarding the options exercised by each Named Executive Officer and the common stock acquired by each Named Executive Officer upon the vesting of stock awards during fiscal year 2020. Each of the option exercises listed below was made pursuant to a Rule 10b5-1 trading plan with pre-determined share amounts and prices.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Thomas W. Burns	420,443	15,425,344	35,605	1,884,889
Chris M. Calcaterra	—	—	8,535	525,227
Joseph E. Gilliam	5,000	134,050	32,888	1,467,606

Nonqualified Deferred Compensation Plans

The following table presents information regarding our nonqualified deferred compensation plan (the “Deferred Compensation Plan”) for Named Executive Officers for 2020.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(1)
Thomas W. Burns	486,720	—	353,998	—	2,934,807
Chris M. Calcaterra	77,196	—	47,530	—	361,854
Joseph E. Gilliam	—	—	—	—	—

(1)	All contributions presented herein reflect amounts reported in the 2020 Summary Compensation Table. The amounts reported in the aggregate balance at last fiscal year end also reflect amounts reported in the 2020 Summary Compensation Table, except the portion attributable to earnings, which are not reported in the 2020 Summary Compensation table because the rate is not above market.

Our Deferred Compensation Plan permits our management or highly compensated employees, including all of our Named Executive Officers, to elect to defer base salary (up to 80%), up to 80% of their annual cash incentive bonus and up to 80% of their annual performance-based compensation pursuant to the terms of the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan will be credited (or

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debited) with an investment return determined as if the deferred amounts were invested in one or more investment funds selected by the participating employee from those funds made available under the Deferred Compensation Plan. These investment funds made available under the Deferred Compensation Plan are chosen by the delegates of the Compensation Committee and include numerous asset classes including funds from Fixed Income to International Equity. Participants also have the option to select asset allocation portfolios that range from Conservative to Aggressive. The Company may also make discretionary credits to the accounts of participating employees under the Deferred Compensation Plan, which employer credits may or may not be subject to a vesting schedule.

Amounts deferred under the Deferred Compensation Plan will become payable upon a participating employee’s separation from service with the Company, death, disability, a specified in-service distribution date or a change in control of the Company, in each case as elected by the participating employee in accordance with the terms of the Deferred Compensation Plan. Amounts payable under the Deferred Compensation Plan may be paid to the participating employee in either a lump-sum or in annual installments to be paid over a period of up to ten years, in each case as elected by the participating employee in accordance with the terms of the Deferred Compensation Plan. Investment elections made for each plan year may not be revoked, changed or modified except as permitted under the Deferred Compensation Plan, and subject to applicable law. No actual investments will be held in the participants’ accounts and participants will at all times remain general unsecured creditors of the Company with respect to their account balances. The Deferred Compensation Plan is intended to comply with the requirements of Section 409A of the Code.

Potential Payments Upon Termination or Change in Control

We have entered into executive severance and change in control agreements with our senior management employees, including our three executive officers, Messrs. Burns, Calcaterra and Gilliam. Pursuant to the terms of the agreements, if any of Mr. Burns, Mr. Calcaterra or Mr. Gilliam is terminated as a result of (i) an involuntary termination without “cause” or (ii) a resignation for “good reason” (each as defined in the executive severance and change in control agreements), then he will receive an amount equal to 18, 12 or 12 months, respectively, of the base salary amount in effect at the time of such termination, paid in a lump sum on the 60th day following the date of such termination. Each of Messrs. Burns, Calcaterra and Gilliam (and their respective spouses and dependents) will also receive medical and dental benefits provided by us at least equal to the levels of benefits provided to our similarly situated active employees until the earlier of (i) the 18-, 12- or 12-month anniversary of the date of such termination, respectively, or (ii) the date that he becomes covered under a subsequent employer’s medical and dental benefits plans. Mr. Burns will also vest in all equity and equity-based awards outstanding on the date of termination, and each of Mr. Calcaterra and Mr. Gilliam will vest in all equity and equity-based awards that would otherwise have vested during the 12 months following the date of such termination. All of the above benefits are subject to the executive’s execution of a general release of claims in our favor.

If any of Mr. Burns, Mr. Calcaterra or Mr. Gilliam is terminated as a result of (i) an involuntary termination without cause or (ii) a resignation for good reason, in either case within three months prior or 12 months following a “change in control” (as defined in the executive severance and change in control agreements), then he will receive an amount equal to the sum of (i) 24, 18 or 18 months, respectively, of the base salary amount in effect at the time of such termination, and (ii) 2, 1.5 or 1.5 times, respectively, of his target annual bonus for the year in which the change in control occurs, paid in a lump sum on the 60th day following the date of such termination. Messrs. Burns, Calcaterra and Gilliam (and his spouse and dependents) will also receive medical and dental benefits provided by us at least equal to the levels of benefits provided to our similarly situated active employees until the earlier of (i) the 24-, 18- or 18-month anniversary of the date of such termination, respectively, or (ii) the date that he becomes covered under a subsequent employer’s medical and dental benefits plans. Each of Messrs. Burns, Calcaterra and Gilliam will also vest in all equity and equity-based awards outstanding on the date of termination. All of the above benefits are subject to the executive’s execution of a general release of claims in our favor.

For purposes of the agreements, “cause” means a finding that the executive has (i) been convicted of a felony or crime involving moral turpitude; (ii) disclosed trade secrets or confidential information to persons not entitled to receive such information; (iii) engaged in conduct in connection with his employment that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company,

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including act(s) of fraud, embezzlement, misappropriation and breach of fiduciary duty; (iv) violated our operating and ethics policies in any material way, including those relating to sexual harassment and the disclosure or misuse of confidential information; (v) engaged in willful and continued negligence in the performance of the duties assigned to him, after he has received notice of and failed to cure such negligence; or (vi) breached any material provision of any agreement between the executive and our Company, including any confidentiality agreement. “Good reason” means (i) a substantial and material diminution in the executive’s duties or responsibilities; (ii) a material reduction in his base salary; or (iii) the relocation of his principal place of employment to a location more than 50 miles from the prior location. “Change in control” means (i) the acquisition by a person or group of more than 50% of the voting power of our stock (other than a change resulting from the death of a stockholder or a transaction in which we become a subsidiary of another corporation and, following the transaction, our stockholders prior to the transaction will beneficially own shares entitling such stockholders to more than 50% of the voting power of the parent corporation); (ii) the majority of members of our Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board prior to the date of the appointment or election; or (iii) the consummation of (A) a merger or consolidation with another corporation where our stockholders, immediately prior to the transaction, will not beneficially own, immediately following the transaction, shares entitling such stockholders to more than 50% of the voting power of the surviving corporation; (B) a sale or disposition of all or substantially all of our assets; or (C) our liquidation or dissolution.

In the event that Mr. Burns, Mr. Calcaterra or Mr. Gilliam would be subject to the excise tax imposed by Section 4999 of the Code and the net after-tax benefit that he would receive by reducing such payments to the threshold level as determined by Section 280G of the Code is greater than the net after-tax benefit the executive would receive if the full amount of such payments were made, then such payments will be reduced so that such payments do not exceed the threshold level as determined by Section 280G of the Code.

The following table provides information concerning the potential termination or change in control payments that would be made to each of our Named Executive Officers under the circumstances described above. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payment to the Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control) occurred on December 31, 2020. In the following table, we use the term “involuntary termination” to refer to a termination by us without cause or by the executive for good reason.

	Salary Severance ($)	Bonus Severance ($)	Stock Option Acceleration Value ($)(1)	Restricted Stock Unit Acceleration Value ($)(1)	Continuation of Healthcare Benefits ($)(2)	Total ($)
Thomas W. Burns
Death or Disability	—	—	13,307,618	6,244,322	—	19,551,940
Involuntary Termination	1,014,000	—	13,307,618	6,244,322	32,504	20,598,444
Involuntary Termination in Connection with a Change in Control	1,352,000	1,287,500	13,307,618	6,244,322	43,338	22,299,279

Chris M. Calcaterra
Death or Disability	—	—	4,518,111	449,076	—	4,967,187
Involuntary Termination	428,869	—	2,593,413	118,760	21,669	3,162,712
Involuntary Termination in Connection with a Change in Control	643,304	278,766	4,518,111	449,076	32,504	5,921,761

Joseph E. Gilliam
Death or Disability	—	—	5,217,403	2,325,383	—	7,542,787
Involuntary Termination	404,914	—	3,841,325	2,000,260	12,745	6,259,244
Involuntary Termination in Connection with a Change in Control	607,371	394,791	5,217,403	2,325,383	19,117	8,564,066

(1)	Based upon the closing price of our common stock ($75.26) on December 31, 2020, which was the last trading day in 2020. The reported value of Mr. Calcaterra’s Bonus Options is based upon accelerated vesting in 100% of the target number of units. The reported value of the PRSUs in the case of death or disability or involuntary termination reflects accelerated vesting in 100% of PRSUs.

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(2)	The reported value of these continued medical and dental coverage benefits is an estimate based upon the monthly cost of such benefits to the Company as of December 31, 2020.

Employee Benefit and Stock Plans

Our stockholders and Board of Directors previously adopted the 2001 Stock Option Plan (the “2001 Plan”), the 2011 Stock Plan (the “2011 Plan”), the 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”) and the 2015 Employee Stock Purchase Plan (the “ESPP”).

2015 Omnibus Incentive Compensation Plan

The 2015 Plan was approved and adopted by our Board of Directors on June 3, 2015, and was subsequently approved by our stockholders in June 2015.

The 2015 Plan provides us flexibility with respect to our ability to attract and retain the services of qualified employees, directors, and consultants, and to align the interests of these individuals with the interests of our stockholders.

The number of shares available for issuance under the 2015 Plan is subject to adjustment in the event of a stock dividend, spinoff, recapitalization, stock split, reclassification or exchange of shares, merger, reorganization, or consolidation or other change in our capital structure. To the extent that an award terminates, is repurchased by us, expires for any reason or becomes unexercisable without having been exercised in full, then any shares subject to the award may be used again for new grants. For stock appreciation rights (“SARs”) only the shares that are issued or delivered pursuant to the SARs will cease to be available for grant under the 2015 Plan. Shares tendered to us by participants to pay the exercise price of options or to satisfy tax withholding obligations with respect to an award will become available for use under the 2015 Plan.

The number of shares of our common stock reserved for issuance under the 2015 Plan will automatically increase on the first day of each fiscal year by (i) 5% of the total number of shares of our common stock outstanding on the last day of the preceding fiscal year, or (ii) a lesser number determined by our Board of Directors.

The 2015 Plan permits us to make grants of incentive stock options pursuant to Section 422 of the Code, non-qualified stock options, and SARs. Incentive stock options may only be granted to our employees. Non-qualified stock options and SARs may be issued to our employees, directors, or consultants. The option exercise price of each option and the base price of each SAR granted pursuant to the 2015 Plan may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option and SAR will be fixed by the Board of Directors or any committee or subcommittee of the Board of Directors chosen to administer the 2015 Plan.

The 2015 Plan permits us to make grants of restricted stock to our employees, directors, or consultants. During the period of restriction, employees, directors, or consultants holding restricted stock may exercise full voting rights with respect to those shares of our common stock, unless the 2015 Plan administrator determines otherwise, and will be entitled to receive all dividends paid with respect to such shares, provided that dividends that relate to restricted stock that vests based on the achievement of certain performance goals will not be paid until the restrictions on the underlying shares lapse.

The 2015 Plan also permits us to make grants of RSUs. RSUs may be granted to our employees, directors, or consultants. Payment of earned RSUs will generally be made as soon as practicable after the date(s) determined by the 2015 Plan administrator and set forth in the written RSU agreement, but in no event later than the 15th day of the 3rd calendar month of the year following the vesting date of the RSU. RSUs may be settled in cash, shares of our common stock, or a combination of both.

The 2015 Plan permits us to make grants of performance units and performance shares, which may be granted to our employees, directors, or consultants. Each performance unit will have an initial value that is established by the 2015 Plan administrator on or before the date of grant and each performance share will

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EXECUTIVE COMPENSATION

have an initial value equal to 100% of the fair market value of a share of our common stock on the date of grant. To earn performance units or performance shares, the 2015 Plan administrator may set performance objectives based upon the achievement of our Company-wide, divisional, or business unit goals and/or individual goals (including, but not limited to, continued employment or service) or any other basis determined by the administrator in its discretion. Further, the 2015 Plan permits us to grant certain cash incentive awards, which may, in the 2015 Plan administrator’s sole and plenary discretion, be subject to the attainment of performance goals.

The 2015 Plan is administered by the Board of Directors or any committee or subcommittee of the Board of Directors chosen to administer the 2015 Plan, which has the authority to control and manage the operation and administration of the 2015 Plan. In particular, the 2015 Plan administrator has the authority to determine the persons to whom, and the time or times at which, incentive options, nonqualified stock options, restricted stock, SARs, RSUs, performance units, performance shares or cash incentive awards shall be granted. In addition, the 2015 Plan administrator has the authority to determine the number of shares to be subject to each award, and to determine the specific terms, conditions and restrictions of each award.

Unless provided otherwise within each written applicable award agreement, in the event a successor corporation does not assume or substitute for the award, the vesting of all options, restricted stock, SARs and RSUs granted under the 2015 Plan will accelerate in the event of a “change in control” (as defined in the 2015 Plan) effective as of immediately prior to the consummation of the change in control. With respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met. Such acceleration will not occur if awards granted under the 2015 Plan are to be assumed or substituted by the acquiring or successor entity (or parent thereof). In the event of an “involuntary termination” (as defined in the 2015 Plan) of a participant upon or within 12 months following a change in control, the vesting of all options, restricted stock, SARs and RSUs granted under the 2015 Plan will accelerate automatically and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met.

The 2015 Plan administrator may from time to time alter, amend, suspend or terminate the 2015 Plan in such respects as they deem advisable, provided that no such alteration, amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any participant under any awards previously granted without such participant’s consent. We will obtain stockholder approval of any such amendment to the extent necessary to comply with applicable law.

No awards may be granted under the 2015 Plan after June 3, 2025, which is the date that is 10 years from the date the 2015 Plan was adopted by our Board of Directors.

2011 Stock Plan

The 2011 Plan was approved and adopted by our Board of Directors on April 28, 2011, and was subsequently approved by our stockholders in July 2011. Upon the effective date of the 2015 Plan, our Board of Directors determined that no further awards would be granted under the 2011 Plan.

The option exercise price of each outstanding option granted pursuant to the 2011 Plan was determined by the Board of Directors and was not less than 100% of the fair market value of the common stock on the date of grant for incentive stock options and, for nonqualified stock options granted prior to our initial public offering, no less than the per share exercise price required by applicable law. Certain options granted under the 2011 Plan vest at a rate of no less than 20% per year over a period of five consecutive years. The term of each option was fixed by the 2011 Plan administrator and may not exceed 10 years from the date of grant. Options granted under the 2011 Plan may be exercised prior to the vesting date. If exercised early, shares issued upon exercise are subject to repurchase by us if the option holder terminates his or her service prior to the vesting date.

In the event of a corporate transaction (including without limitation a “change of control,” as defined in the 2011 Plan), each outstanding option will be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the successor does not

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EXECUTIVE COMPENSATION

agree to assume the award or to substitute an equivalent option, in which case such option will terminate upon the consummation of the transaction.

The Board of Directors may amend, modify or terminate any outstanding award, provided that no amendment to an award may substantially affect or impair the rights of a participant under any awards previously granted without his or her written consent.

2001 Stock Option Plan

The 2001 Plan was adopted by our Board of Directors on June 22, 2001, and was subsequently approved by our stockholders in June 2001. No awards could be granted under the 2001 Plan after June 22, 2011, the date that was 10 years from the date the 2001 Plan was adopted by our Board of Directors.

The option exercise price of each outstanding option granted pursuant to the 2001 Plan was determined by the Board of Directors, and was not less than 100% of the fair market value of the common stock on the date of grant for incentive stock options or 85% for non-qualified stock options. The term of each option was fixed by the 2001 Plan administrator and could not exceed 10 years from the date of grant.

In the event of a merger, consolidation or similar event, each outstanding option shall be substituted for an equivalent option covering the number and kind of shares into which the shares of common stock of the Company are changed. The Board of Directors may also amend, modify or terminate any outstanding award, provided that no amendment to an award may substantially affect or impair the rights of a participant under any awards previously granted without his or her written consent.

2015 Employee Stock Purchase Plan

The ESPP was approved and adopted by our Board of Directors on June 3, 2015, and was subsequently approved by our stockholders in June 2015.

The purpose of the ESPP is to retain and secure the services of our employees and employees of our designated affiliates, while providing incentives for such individuals to exert maximum efforts toward our success.

The number of shares available for issuance under the ESPP is subject to adjustment in the event of a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, repurchase, exchange of shares of our common stock, stock dividend or other change in our capital structure. The number of shares of our common stock reserved for issuance will automatically increase on the first day of each fiscal year, from January 1, 2016, by (i) 1% of the total number of shares of our common stock outstanding on the last day of the preceding fiscal year, or (ii) a lesser number determined by the administrator of the ESPP. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

The ESPP will be administered by our Board of Directors or any committee designated by the board to administer the ESPP. The ESPP is implemented through a series of offerings of purchase rights to our eligible employees or eligible employees of any of our designated affiliates. Under the ESPP, we may specify offerings with duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering may have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. Unless otherwise determined by our Board of Directors or the administrator of the ESPP, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (i) 85% of the fair market value of a share of our common stock on the first date of an offering or (ii) 85% of the fair market value of a share of our common stock on the date of purchase.

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EXECUTIVE COMPENSATION

Employees may have to satisfy one or more service requirements before participating in the ESPP, as determined by the administrator of the ESPP. No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock (subject to any applicable discount to the purchase price), determined based on the fair market value per share of our common stock at the time such purchase right is granted, for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has, or has the right to acquire, voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

In the event of a merger or change in control, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within a specified period prior to such corporate transaction, and such purchase rights will terminate immediately. A change in control has the same meaning as such term in the 2015 Plan.

The administrator of the ESPP has the authority to amend or terminate our ESPP, provided that except in certain circumstances any such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. We are permitted to make profit sharing contributions to eligible participants, but we have not made any such contributions to date. Beginning in 2017, the Company began contributing a $0.50 match for every $1.00 contributed by a participating employee up to 6% of their annual salary, with such Company contributions becoming vested when participating employees reach the 3-year anniversary from their date of hire, giving credit for past service. In April 2020, due to the COVID-19 pandemic, the Company suspended its employee contribution matching program, but resumed the program on January 1, 2021. In the 2020 fiscal year, our matching contributions totaled approximately $0.5 million. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Drs. Link and Mr. Foley served as members of our Compensation Committee during all of fiscal 2020. Dr. Kliman, who had served on the Compensation Committee in fiscal 2019 until his resignation from the Board of Directors effective August 6, 2019, also served as a member of our Compensation Committee during 2020, beginning on March 12, 2020, at the time he was reappointed to the Board of Directors. Ms. Torres did not serve on the Compensation Committee in 2020, as she was appointed to the Compensation Committee on March 18, 2021. All members of the Compensation Committee during fiscal 2020 were independent directors and none of them are current or former employees or officers of the Company or had any relationship with us during fiscal 2020 requiring disclosure of certain transactions with related persons under SEC rules. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

CEO PAY RATIO – 34.9:1

We have designed our compensation plans to attract and retain top talent, align our employees with the goals and business strategy of our Company, and motivate our employees to perform in ways that enhance stockholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees. The Compensation Committee reviewed a comparison of our Chief Executive Officer’s annual total compensation in fiscal year 2020 to that of all other Company employees for the same period. The calculation of annual total compensation of all employees was determined in the same manner as the “Total Compensation” shown for our Chief Executive Officer in the “Summary Compensation Table” on page 47. Pay elements that were included in the annual total compensation for each employee are:

●	Base salary as of December 31, 2020, annualized for those employees who were hired or left the Company mid-year

●	Actual performance bonus and/or actual commissions paid in 2020

●	Value of actual equity awards granted in 2020 (either new hire grant or annual grant), calculated based on grant date fair value

●	Company matching contributions to employees’ 401(k) plan contribution

Our calculation includes all global employees on payroll as of December 31, 2020.  All salaries were converted to US dollars, using conversion rates as of December 31, 2020.

We identified our median employee by: (i) calculating the annual total compensation described above for each of our employees, (ii) ranking the annual total compensation of all employees except for the Chief Executive Officer from lowest to highest, and (iii) identifying the median employee on that list.

The total annual compensation for fiscal year 2020 for our Chief Executive Officer was $6,019,242, and for the median employee was $172,292.  The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2020 is 34.9 to 1.

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DIRECTOR COMPENSATION

The following table sets forth the compensation paid to our non-employee directors in the year ended December 31, 2020.

Name(1)	Fees earned or paid in cash ($)(2)	Stock awards(2)(3) ($)	Total ($)
William J. Link, Ph.D.	10,000	290,004	300,004
Mark J. Foley	72,500	174,993	247,493
David F. Hoffmeister	5,000	238,241	243,241
Denice M. Torres (4)	—	—	—
Leana S. Wen, M.D. (4)	—	—	—
Gilbert H. Kliman, M.D.	57,500	174,993	232,493
Marc A. Stapley	7,500	249,725	257,225
Aimee S. Weisner	5,000	238,241	243,241

(1)	The compensation information for Thomas W. Burns, our chief executive officer and a director, is set forth in the Summary Compensation Table with respect to our Named Executive Officers.
(2)	All of our directors, with the exception of Mr. Foley and Dr. Kliman, elected to receive their 2020 annual retainer fees in the form of RSUs in lieu of cash pursuant to the director compensation policy first adopted by the Board of Directors on December 13, 2017. Dr. Link received a grant of 2,140 RSUs on January 2, 2020; Mr. Hoffmeister received a grant of 1,162 RSUs on January 2, 2020; Mr. Stapley received a grant of 1,373 RSUs on January 2, 2020; and Ms. Weisner received a grant of 1,162 RSUs on January 2, 2020; each in lieu of their annual cash retainers for the year ended December 31, 2020. The grant date fair values of these elective RSU grants are included in the amounts reported in the column titled “Stock Awards” in the table above.
(3)	The amounts shown represent the grant date fair values of stock awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used to determine the grant date fair values of equity awards made to non-employee directors in 2020, see Note 10, Stock-Based Compensation, to our Notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. As of December 31, 2020, each of our non-employee directors held the following restricted stock unit awards and unexercised stock options:

Non-Employee Director	Outstanding Stock Awards	Outstanding Stock Options
William J. Link, Ph.D.	5,273	65,000
Mark J. Foley	3,900	65,000
David F. Hoffmeister	5,062	65,000
Denice M. Torres (4)	—	—
Leana S. Wen, M.D. (4)	—	—
Gilbert H. Kliman, M.D.	3,900	65,000
Marc A. Stapley	5,273	65,000
Aimee S. Weisner	5,062	65,000

(4)	Ms. Torres and Dr. Wen were appointed to the Board of Directors effective March 1, 2021 and, as such, did not receive any compensation for the year ended December 31, 2020, and did not receive any equity grants prior to that date.

We reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors. We do not pay cash or equity compensation to our employee directors other than in their capacity as employees.

In December 2017, our Board of Directors initially approved a non-employee director compensation program which was updated in December 2018 and again in March 2020. The current terms of our director compensation program are described below.

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DIRECTOR COMPENSATION

Director Compensation Program

Cash Compensation

All non-employee directors are entitled to receive an annual $50,000 retainer for service as a Board member and an annual $10,000 retainer for each committee on which they serve as a member. In addition, non-employee directors are entitled to receive the following additional cash compensation for their services as chairman of our Board or Board committees:

●	$50,000 per year for service as chairman of the Board;

●	$12,500 per year for service as chairman of the Audit Committee; and

●	$12,500 per year for service as chairman of the Compensation Committee.

All cash payments to non-employee directors are paid quarterly in arrears and pro-rated for directors who join or leave the board mid-year.

Equity Compensation

All non-employee directors are entitled to receive the following equity compensation for their services:

●	initial grant of RSUs with a grant date fair value of $300,000, which will vest in substantially equal annual installments on each of the first three annual anniversaries of the grant date, subject to the non-employee director’s continued service through each vesting date (and subject to acceleration if the non-employee director’s service terminates as a result of the director’s death or total and permanent disability); and
●	annual grant of RSUs with a grant date fair value of $175,000, which will vest in one installment on the first anniversary of the grant date (or the date of the subsequent year’s annual meeting of stockholders, if earlier) (and subject to acceleration if the non-employee director’s service terminates as a result of the director’s death or total and permanent disability).

Annual grant amounts will be pro-rated for directors who join the Board mid-year.

On June 3, 2020, the Board of Directors made a grant of 3,900 RSUs under our 2015 Omnibus Incentive Compensation Plan to each of our then-serving independent directors. All of these RSUs vest in full on June 3, 2021, which is the one year anniversary of the Company’s 2020 Annual Meeting.

In 2017, the Board of Directors also adopted an equity election for non-employee directors with respect to their annual retainer fees. Under this election program, non-employee directors have the right to elect to receive their annual retainers and any additional committee- or chairmanship-related annual retainers for a calendar year in the form of elective RSUs in lieu of cash, which RSUs would be granted on the first day of the calendar year and valued as of that date.  To provide additional incentive for the non-employee directors to elect equity, there is a 15% premium component to the conversion from the dollar amount of the retainers to the number of RSUs granted.  Any elective RSUs will vest in one installment on the first anniversary of the grant date, subject to the director’s continued service. All of our directors, with the exception of Mr. Foley and Dr. Kliman, elected to receive RSUs in lieu of cash with respect to their 2020 annual retainers.

Stock Ownership Policy Applicable to Directors

Our directors are also subject to a Stock Ownership Policy that requires each of our non-employee directors to own shares of our common stock having a value equal to at least six times his or her annual retainer (excluding additional retainers for committee members and chairpersons). Shares subject to stock options and unvested PBRSUs are not considered owned by the director for purposes of this Policy. This Policy went into effect on January 1, 2019, and each director is required to meet the minimum stock ownership requirement by January 1, 2024, or five years after the date a person is appointed as a director of the Company. The initial minimum stock ownership level of each director was determined on January 1, 2019,

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DIRECTOR COMPENSATION

based upon the average daily closing price of the Company’s common stock as reported by the New York Stock Exchange for the 12-months ended December 31, 2018. The minimum stock ownership level will be re-determined every third anniversary of the last calculation, as well as upon a change in annual retainer. As of April 8, 2021, each of our directors is in compliance with this policy.

Policy on Pledging and Hedging of Company Shares

As further described in the section titled “Corporate Governance—Policy on Pledging and Hedging of Company Shares,” our Board of Directors has adopted anti-pledging and anti-hedging policies that prohibit members of the Board of Directors from pledging Glaukos securities or engaging in hedging transactions.

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EQUITY COMPENSATION PLAN INFORMATION

We currently maintain four equity compensation plans: the 2001 Plan, the 2011 Plan, the 2015 Plan and the ESPP.

The following table sets forth, for each of our equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2020.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding awards		Weighted-average exercise price of outstanding options	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	6,971,884	(1)	$27.95	8,291,280	(2)
Equity compensation plans not approved by stockholders	N/A		N/A	N/A
Total(3)	6,971,884		$27.95	8,291,280

(1)	Of these shares, 0 were subject to options then outstanding under the 2001 Plan, 1,280,386 were subject to options then outstanding under the 2011 Plan, and 4,703,936 were subject to options then outstanding under the 2015 Plan and 987,562 shares were subject to outstanding RSUs. We no longer have the authority to grant awards under the 2001 Plan or the 2011 Plan. These shares do not include any shares of common stock issuable under the ESPP. We issue shares under the ESPP once every six months based on employee elections in the preceding six months. Pursuant to the terms of the ESPP, the number of shares to be issued and the price per share is not determined until immediately before the date of issuance.
(2)	Represents 6,646,378 shares available for future issuance under the 2015 Plan, and 1,644,902 shares available for future issuance under the ESPP. Shares available under the 2015 Plan may be used for any type of award authorized in that plan, including stock options, stock appreciation rights, and full-value awards. The number of shares available for issuance under the 2015 Plan will automatically increase on the first day of each fiscal year by (i) 5% of the total number of shares of our common stock outstanding on the last day of the preceding fiscal year, or (ii) a lesser number determined by our Board of Directors. Similarly, the number of shares available for issuance under the ESPP will automatically increase on the first day of each fiscal year by (i) 1% of the total number of shares of our common stock outstanding on the last day of the preceding fiscal year, or (ii) a lesser number determined by the administrator of the ESPP.

62 2021 PROXY STATEMENT | GLAUKOS CORPORATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of April 8, 2021, by:

●	each person who we know beneficially owns more than 5% of our common stock;

●	each of our directors;

●	each of our Named Executive Officers; and

●	all of our directors and executive officers as a group.

The information below is based on 46,168,491 shares of our common stock outstanding as of April 8, 2021.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of April 8, 2021, and RSUs that will vest within 60 days of April 8, 2021. These shares are deemed to be outstanding and beneficially owned by the person holding those options or RSUs for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Amount of Beneficial Ownership	% of Class
>5% Stockholders
BlackRock, Inc.(1)	6,987,899	15.1
Brown Capital Management, LLC(2)	6,509,274	14.1
Baillie Gifford & Co (Scottish partnership) (3)	4,864,524	10.5
The Vanguard Group (4)	4,513,027	9.8
Artisan Investments GP LLC(5)	2,365,390	5.1
Named Executive Officers and Directors
Thomas W. Burns(6)	2,673,072	5.6
Chris M. Calcaterra(7)	337,191	*
Joseph E. Gilliam(8)	355,249	*
William J. Link, Ph.D.(9)	68,805	*
Gilbert H. Kliman, M.D.(10)	416,778	*
Mark J. Foley(11)	76,186	*
David F. Hoffmeister(12)	80,648	*
Marc A. Stapley(13)	81,498	*
Aimee S. Weisner(14)	83,525	*
Denice M. Torres(15)	0	*
Leana S. Wen, M.D.(16)	0	*
All executive officers and directors as a group (11 persons total)(17)	4,172,952	8.6

*         Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Beneficial ownership information for BlackRock, Inc. (“BlackRock”) is as of December 31, 2020 and is based on information contained in the Schedule 13G (Amendment No. 4) filed with the SEC on February 5, 2021 by BlackRock. Such form states that BlackRock has sole voting power over 6,928,071 of the shares listed in the

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

table above and sole dispositive power over all of the shares listed in the table above. The address for such person is 55 East 52nd Street, New York, New York 10055.
(2)	Beneficial ownership information for Brown Capital Management, LLC (“Brown”) is as of December 31, 2020 and is based on information contained in the Schedule 13G (Amendment No. 3) filed with the SEC on February 12, 2021 by Brown. Such form states that Brown has sole voting power with respect to 4,277,987 of the shares listed in the table above, and sole dispositive power with respect to all of the shares listed in the table above. Such form also states that 3,596,938 of the shares listed in the table above are beneficially owned by The Brown Capital Management Small Company Fund (“Brown Small Company Fund”), a registered investment company, which is managed by Brown. The form further states that the shares listed in the table above are owned by various investment advisory clients of Brown, which is deemed to be a beneficial owner of those shares due to its discretionary power to make investment decisions over such shares for its clients and/or its ability to vote such shares. No individual client of Brown, other than Brown Small Company Fund, holds more than 5% of the Company’s common stock. The address for such entity is 1201 N. Calvert Street, Baltimore, MD 21202.
(3)	Beneficial ownership information for Baillie Gifford & Co. (Scottish partnership) (“Baillie”), is as of December 31, 2020 and is based on information contained in the Schedule 13G (Amendment No. 1) filed with the SEC on January 7, 2021 by Baillie. Such form states that the shares listed in the table above consist of 4,597,795 shares over which Baillie has sole voting power and that Baillie has sole dispositive power with respect to all of the shares listed in the table above. Such form further states that shares reported as being beneficially owned by Baillie Gifford & Co. are held by Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. The address for this entity is Carlton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland UK.
(4)	Beneficial ownership for The Vanguard Group, Inc. (“Vanguard”) is as of December 31, 2020 and is based on information contained in the Schedule 13G (Amendment No. 3) filed with the SEC on January 8, 2021 by Vanguard. Such form states that the shares listed in the table above consist of (i) 0 shares over which Vanguard has sole voting power, (ii) 97,796 shares over which Vanguard has shared voting power, (iii) 4,381,423 shares over which Vanguard has sole dispositive power and (iv) 131,604 shares over which Vanguard has shared dispositive power. The address for such entity is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)	Beneficial ownership information for Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners Holdings LP and Artisan Partners Asset Management (collectively, the “Artisan entities”) is as of December 31, 2020 and is based on information contained in the Schedule 13G filed with the SEC on February 10, 2021 by the Artisan entities. Such form states that the Artisan entities have shared voting power over 1,989,070 of the shares listed in the table above and shared dispositive power over all of the shares listed in the table above. The form further states that the shares listed in the table above have been acquired on behalf of discretionary clients of Artisan Partners Limited Partnership (“APLP”). Persons other than APLP are entitled to receive all dividends from, and proceeds from the sale of, the shares. None of those persons, to the knowledge of the Artisan entities has an economic interest in more than 5% of the shares. The address for the Artisan entities is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.
(6)	Includes (i) 1,534,628 shares issuable upon the exercise of options held by Mr. Burns that are currently exercisable or exercisable within 60 days of April 8, 2021, (ii) 19,779 shares that will be delivered to Mr. Burns upon the vesting of RSUs within 60 days of April 8, 2021, (iii) 238,107 shares held by the Burns Annuity Trust, of which Mr. Burns is a beneficiary and co-Trustee, (iv) 120,000 shares held by the Burns Charitable Remainder Trust, of which Mr. Burns is a beneficiary and co-Trustee, (v) 277,847 shares held by the Burns Family Trust, of which Mr. Burns is a beneficiary and co-Trustee, (vi) 100,000 shares which are held by the Thomas W. Burns Irrevocable Trust, of which Mr. Burns is a beneficiary, and (vii) 100,000 shares held by the Janet M. Burns Irrevocable Trust, of which Mr. Burns is a trustee and Mr. Burns’ spouse is a beneficiary.
(7)	Includes (i) 176,979 shares issuable upon the exercise of options held directly by Mr. Calcaterra that are currently exercisable or exercisable within 60 days of April 8, 2021 and (ii) 1,578 shares that will be delivered to Mr. Calcaterra upon the vesting of RSUs within 60 days of April 8, 2021.
(8)	Includes (i) 259,912 shares issuable upon the exercise of options held directly by Mr. Gilliam that are currently exercisable or exercisable within 60 days of April 8, 2021 and (ii) 26,578 shares that will be delivered to Mr. Gilliam upon the vesting of RSUs within 60 days of April 8, 2021. The shares listed in the table above do not reflect the transfer of economic interest in certain of those shares by Mr. Gilliam to his former spouse pursuant to a domestic relations order, as previously reported by Mr. Gilliam in Forms 4 filed with the SEC on May 9, 2019 and December 21, 2021.
(9)	Includes (i) 40,479 shares held by The Link Family Trust for the benefit of William J. Link, of which Dr. Link is a trustee, (ii) 15,000 shares issuable upon the exercise of options held directly by Dr. Link that are currently exercisable or exercisable within 60 days of April 8, 2021, and (iii) 3,900 shares that will be delivered to Dr. Link upon the vesting of RSUs within 60 days of April 8, 2021. Dr. Link disclaims beneficial ownership of the shares held by The Link Family Trust, except to the extent of his proportionate pecuniary interest therein.

64 2021 PROXY STATEMENT | GLAUKOS CORPORATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(10)	Consists of (i) 3,362 shares owned by InterWest Partners IX, LP (“IWP9”), (ii) 333,917 shares owned by InterWest Partners X, LP (“IWPX”), (iii) 9,085 shares owned by InterWest Venture Management Company (“IWVMC”), of which Dr. Kliman is an officer, director and shareholder, (iv) 65,000 shares issuable upon the exercise of options held directly by Dr. Kliman that are currently exercisable or exercisable within 60 days of April 8, 2021, and (i) 3,900 shares that will be delivered to Dr. Kliman upon the vesting of RSUs within 60 days of April 8, 2021. Dr. Kliman is a Managing Director of InterWest Management Partners IX, LLC, the general partner of IWP9, and a Managing Director of InterWest Management Partners X, LLC, the general partner of IWPX. Dr. Kliman disclaims beneficial ownership of the shares held by IWP9, IWPX and IWVMC as described above, except to the extent of his pecuniary interest therein.
(11)	Includes (i) 65,000 shares issuable upon the exercise of options held directly by Mr. Foley that are currently exercisable or exercisable within 60 days of April 8, 2021 and (ii) 3,900 shares that will be delivered to Mr. Foley upon the vesting of RSUs within 60 days of April 8, 2021.
(12)	Includes (i) 65,000 shares issuable upon the exercise of options held directly by Mr. Hoffmeister that are currently exercisable or exercisable within 60 days of April 8, 2021 and (ii) 3,900 shares that will be delivered to Mr. Hoffmeister upon the vesting of RSUs within 60 days of April 8, 2021.
(13)	Includes (i) 65,000 shares issuable upon the exercise of options held directly by Mr. Stapley that are currently exercisable or exercisable within 60 days of April 8, 2021 and (ii) 3,900 shares that will be delivered to Mr. Stapley upon the vesting of RSUs within 60 days of April 8, 2021.
(14)	Includes (i) 5,000 shares over which Ms. Weisner shares voting and investment power and which are held by The Saeman-Weisner Family Trust, of which Ms. Weisner and her husband are co-trustees, (i) 65,000 shares issuable upon the exercise of options held directly by Ms. Weisner that are currently exercisable or exercisable within 60 days of April 8, 2021, and (ii) 3,900 shares that will be delivered to Ms. Weisner upon the vesting of RSUs within 60 days of April 8, 2021.
(15)	Ms. Torres was appointed to the Board on March 18, 2021 and did not have beneficial ownership with respect to any shares as of April 8, 2021.
(16)	Dr. Wen was appointed to the Board on March 18, 2021 and did not have beneficial ownership with respect to any shares as of April 8, 2021.
(17)	Includes 2,429,391 shares issuable upon the exercise of options (or the vesting of RSUs) held by the executive officers and directors that are currently exercisable or exercisable within 60 days of April 8, 2021.

GLAUKOS CORPORATION | 2021 PROXY STATEMENT 65

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in its oversight of the Company’s financial statements and reporting process, audit process and internal controls. The Audit Committee operates under a written charter adopted by the Board, which describes this and the other responsibilities of the Audit Committee. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and effectiveness of internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2020, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and the effectiveness of its internal control over financial reporting. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by applicable requirements of the PCAOB and the SEC. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2020 Annual Report on Form 10-K for filing with the SEC. The Audit Committee also appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 and is seeking ratification of such selection by the Company’s stockholders at the Annual Meeting.

AUDIT COMMITTEE

Marc A. Stapley (Chairman)
David F. Hoffmeister
Aimee S. Weisner Leana S. Wen, M.D.

March 17, 2021

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

66 2021 PROXY STATEMENT | GLAUKOS CORPORATION

PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

☑

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021. We are not required to submit the appointment of Ernst & Young LLP for stockholder approval, but our Board of Directors has elected to seek ratification of the appointment of our independent registered public accounting firm by the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on the proposal at the Annual Meeting. If our stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its appointment of Ernst & Young LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and the best interests of our stockholders.

We expect one or more representatives of Ernst & Young LLP to participate in the Annual Meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The aggregate fees billed to us for the fiscal years ended December 31, 2020 and 2019 by our independent registered public accounting firm, Ernst & Young LLP, are as follows:

	2020	2019
Audit Fees(1)	$1,979,523	$1,957,846
Audit-Related Fees(2)	192,950	7,000
Tax Fees(3)	52,530	28,840
All Other Fees	—	—
Total Fees	$2,225,003	$1,993,686

(1)	Audit Fees represents the aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2020 and 2019, including attestation services relating to the report on our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, for the reviews of our consolidated financial statements included in our Form 10-Q filings for each fiscal quarter, for statutory audits of our international operations, and for procedures performed with respect to registration statements.
(2)	Audit-Related Fees represents the aggregate fees billed to us by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit and review of our consolidated financial statements that are not already reported in Audit Fees.
(3)	Tax Fees represents the aggregate fees billed to us by Ernst & Young LLP for services related to Internal Revenue Code Section 382 studies.

GLAUKOS CORPORATION | 2021 PROXY STATEMENT 67

PROPOSAL 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.

The Audit Committee at least annually reviews and provides general pre-approval for the services that may be provided by the independent registered public accounting firm; the term of the general pre-approval is 12 months from the date of approval, unless the Audit Committee specifically provides for a different period. If the Audit Committee has not provided general pre-approval, then the type of service requires specific pre-approval by the Audit Committee.

The Audit Committee may delegate pre-approval authority to its Chairman. The Chairman must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. The annual audit services, engagement terms, and fees are subject to the specific pre-approval of the Audit Committee. All services performed and related fees billed by Ernst & Young LLP during fiscal 2020 and fiscal 2019 were pre-approved by the Audit Committee pursuant to regulations of the SEC.

68 2021 PROXY STATEMENT | GLAUKOS CORPORATION

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures Regarding Related Party Transactions

We have adopted a written related person transactions policy, which sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A “related person,” as determined prior to the beginning of our last fiscal year, includes any executive officer, director or nominee to become director, and any holder of more than 5% of our common stock, including any immediate family members of such persons. Any related person transaction may only be consummated if approved or ratified by our Audit Committee in accordance with the policy guidelines set forth below.

Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to our Audit Committee for review and approval. In considering related person transactions, our Audit Committee takes into account the relevant available facts and circumstances including, but not limited to whether the terms of such transaction are no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In the event a director has an interest in the proposed transaction, the director must abstain from voting on the approval of the transaction but may, if so requested, participate in some or all of the Board’s discussions of the transaction.

Certain Relations and Related Party Transactions

The Company was not a party to any transactions since January 1, 2020 in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than 5% of our common stock had or will have a direct or indirect material interest, other than compensation arrangements.

GLAUKOS CORPORATION | 2021 PROXY STATEMENT 69

PROPOSALS OF STOCKHOLDERS AND DIRECTOR NOMINATIONS FOR 2022 ANNUAL MEETING

Requirements for Proposals to be Considered for Inclusion in Proxy Materials. For your proposal to be considered for inclusion in the proxy statement for our 2022 annual meeting of stockholders, your written proposal must be received by our Secretary at our principal executive offices no later than December 23, 2021 and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. If we change the date of the 2022 annual meeting of stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, your written proposal must be received a reasonable time before we begin to print and mail our proxy materials for the 2022 annual meeting of stockholders.

Nominations of Director Candidates and Proposals Not Intended for Inclusion in Proxy Materials. If you intend to nominate an individual for election to our Board of Directors at our 2022 annual meeting of stockholders or wish to present a proposal at the 2022 annual meeting of stockholders but do not intend for such proposal to be included in the proxy statement for such meeting, our Bylaws require that, among other things, stockholders give written notice of the nomination or proposal to our Secretary at our principal executive offices no later than March 8, 2022 (the 45th day before the first anniversary of the date on which we first mailed proxy materials or a Notice of Internet Availability (whichever is earlier) for the Annual Meeting) nor earlier than February 6, 2022 (the 75th day before the first anniversary of the date on which we first mailed proxy materials or a Notice of Internet Availability (whichever is earlier) for the Annual Meeting. Notwithstanding the foregoing, in the event that we change the date of the 2022 annual meeting of stockholders to a date that is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, written notice by a stockholder must be given no earlier than the close of business 120 days prior to the date of the 2022 annual meeting of stockholders and no later than the close of business on the later of 90 days prior to the date of the 2022 annual meeting of stockholders or the tenth day following the day on which public announcement of the 2022 annual meeting of stockholders is made. Stockholder proposals not intended to be included in the proxy statement or nominations for director candidates that do not meet the notice requirements set forth above and further described in Section 2.4 of our Bylaws will not be acted upon at the 2022 annual meeting of stockholders.

70 2021 PROXY STATEMENT | GLAUKOS CORPORATION

OTHER MATTERS

We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxyholders named in the proxies solicited by the Board of Directors will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-866-540-7095.

ANNUAL REPORT TO STOCKHOLDERS

Our 2020 Annual Report has been posted on our corporate website at http://investors.glaukos.com and on the Internet at www.proxyvote.com. For stockholders receiving a Notice of Internet Availability, instructions on how to request a printed copy of our proxy materials and 2020 Annual Report are included in the Notice of Internet Availability. Stockholders receiving a printed copy of this Proxy Statement have also received a copy of our 2020 Annual Report. We will provide, without charge, a copy of our 2020 Annual Report for the fiscal year ended December 31, 2020 (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder or beneficial owner of our common stock. Requests should be directed to our Secretary the following address:

229 Avenida Fabricante

San Clemente, California 92672

GLAUKOS CORPORATION | 2021 PROXY STATEMENT 71

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

We are using the Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) instead of a printed copy of this Proxy Statement and our 2020 Annual Report. The Notice of Internet Availability contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice of Internet Availability also contains instructions on how each of those stockholders can receive a printed copy of our proxy materials, including this Proxy Statement, our 2020 Annual Report and a proxy card or voting instruction form. All stockholders who do not receive a Notice of Internet Availability or a copy of the proxy materials by email will receive a printed copy of the proxy materials by mail. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

We are first mailing the Notice of Internet Availability to our stockholders on or about April 22, 2021. For stockholders who have affirmatively requested printed copies of proxy materials, we intend to first mail printed copies of this Proxy Statement, the accompanying proxy card or voting instruction form and our 2020 Annual Report on or about April 22, 2021.

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

1.	The election of three Class III director nominees named in this Proxy Statement to serve until our 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified (“Proposal 1”);

2.	The approval, on an advisory basis, of the compensation of our Named Executive Officers (“Proposal 2”); and

3.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021 (“Proposal 3”).

Stockholders will also be asked to consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends that you vote your shares:

1.	“FOR ALL” of the following director nominees named in this Proxy Statement to be elected to the Board of Directors: Thomas W. Burns, Leana S. Wen, M.D. and Marc A. Stapley;

2.	“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers; and

3.	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Who is entitled to vote?

Only stockholders of record at the close of business on April 8, 2021 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 46,168,491 shares of our common stock outstanding and entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at our principal executive offices at the address listed above for a period of 10 days prior to the Annual Meeting, and during the Annual Meeting such list will be available for examination at www.virtualshareholdermeeting.com/GKOS2021.

What is the difference between a “beneficial owner” and a “stockholder of record”?

Whether you are a “beneficial owner” or a “stockholder of record” with respect to your shares depends on how you hold your shares:

●	Beneficial Owners. Most of our stockholders hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own names. If you hold shares in street name, you are a “beneficial owner” of those shares, and the Notice of Internet Availability or a complete set of the proxy materials, together with a voting instruction form, will be forwarded to you by your broker, bank or other nominee.

●	Stockholders of Record. If you hold shares directly in your name with our stock transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” with respect to those shares, and the Notice of Internet Availability or a complete set of the proxy materials, together with a proxy card, have been sent directly to you by the Company.

How do I vote and what are the voting deadlines?

●	Beneficial Owners. If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability or voting instruction form from the broker, bank or other nominee holding your shares. You should follow the instructions in the Notice of Internet Availability or voting instruction form in order to instruct your broker, bank or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker, bank or nominee. You may also vote your shares while participating in the Annual Meeting. Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/GKOS2021.

●	Stockholders of Record. If you are a stockholder of record, there are several ways to direct how your shares are voted at the Annual Meeting.

Via the Internet. You may submit a proxy over the Internet at www.proxyvote.com 24 hours a day, seven days a week. You will need the control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials). Proxies submitted through the Internet must be received by 11:59 p.m., Eastern Time, on June 2, 2021.

By Telephone. You may submit a proxy using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials). Proxies submitted by telephone must be received by 11:59 p.m., Eastern Time, on June 2, 2021.

By Mail. If you received printed proxy materials, you may direct how your shares are voted at the Annual Meeting by completing, signing, and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 2, 2021 to be voted at the Annual Meeting.

During the Annual Meeting. Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/GKOS2021.

GLAUKOS CORPORATION | 2021 PROXY STATEMENT 73

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

If you submit a proxy via the Internet or by telephone, your voting instructions authorize the proxy holders in the same manner as if you signed, dated, and returned your proxy card. If you submit a proxy via the Internet or by telephone, you do not need to return your proxy card.

Can I revoke or change my vote after I submitted my proxy?

●	Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions for revoking or changing your vote.

●	Stockholders of Record. If you are a stockholder of record, you may change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

●	signing and returning a new proxy card with a later date;

●	submitting a later-dated vote by telephone or via the Internet – only your latest Internet or telephone proxy received by 11:59 p.m., Eastern Time, on June 2, 2021, will be counted;

●	participating in the Annual Meeting live via the Internet and voting your shares electronically at the Annual Meeting; or

●	delivering a written revocation to our Corporate Secretary at the address above to be received before the voting at the Annual Meeting.

How will my shares be voted if I do not provide specific voting instructions in the proxy or voting instruction form I submit?

If you submit a signed proxy or voting instruction form but do not indicate your specific voting instructions on one or more of the proposals listed in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement, your shares will be voted as recommended by our Board of Directors on those proposals and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

How many shares must be present or represented to conduct business at the Annual Meeting?

The holders of a majority of our shares of common stock issued and outstanding on the Record Date and entitled to vote at the Annual Meeting, present or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments or postponements thereof. If you submit a proxy or voting instructions, your shares will be counted for purposes of determining the presence or absence of a quorum, even if you abstain from voting your shares. If a broker indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” those shares will also be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present, our Bylaws provide that the Annual Meeting may be adjourned by the chairperson of the meeting or by stockholders entitled to vote at the Annual Meeting, present or represented by proxy.

What vote is required to approve each of the proposals?

Each share of our common stock outstanding at the close of business on the Record Date is entitled to one vote on each of the three director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

For purposes of Proposal 1 (election of directors), you may vote FOR ALL of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one of the nominees. Our Bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, the three director nominees

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

receiving the highest number of affirmative votes will be elected as Class III directors to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified.

For purposes of Proposal 2 (advisory approval of named executive officer compensation) and Proposal 3 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm), you may vote FOR, AGAINST or ABSTAIN. Approval of each of these proposals requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

Please be aware that each of Proposals 2 and 3 are advisory only and are not binding on the Company. Our Board of Directors will consider the outcome of the vote on each of these items in considering what action, if any, should be taken in response to the advisory vote by stockholders.

What effect do withhold votes, abstentions and broker non-votes have on the proposals?

For Proposal 1 (election of directors), shares voted “WITHHOLD” will not be counted in determining the outcome of a director nominee’s election. Abstentions with respect to any other proposal at the Annual Meeting will have the same effect as a vote “AGAINST” the proposal.

If you are a beneficial stockholder that holds your shares through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held for a beneficial stockholder on non-routine matters, unless the broker receives voting instructions from the beneficial stockholder. Proposal 3 (ratification of Ernst & Young LLP as our independent registered public accounting firm) is considered routine and may be voted upon by your broker if you do not submit voting instructions. However, each of the other items to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine.

Consequently, if you hold your shares through a brokerage account and do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 3, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be voted on Proposal 3 in the manner directed by your broker, but your shares will constitute broker non-votes on Proposals 1 and 2 and will not be counted in determining the outcome of those items.

Who will bear the costs of solicitation?

The accompanying proxy is being solicited on behalf of our Board of Directors. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, the Notice of Internet Availability, this Proxy Statement and form of proxy and the 2020 Annual Report, the cost of making such materials available on the Internet and the cost of soliciting proxies and holding our virtual meeting of stockholders will be paid by us. In addition to use of the mails, we may solicit proxies in person or by telephone, facsimile or other means of communication by certain of our directors, officers, and regular employees who will not receive any additional compensation for such solicitation. We will also reimburse brokers or other persons holding our common stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals. We have also retained Georgeson LLC to assist in the solicitation of proxies and related services, for a fee estimated to be approximately $10,000 plus an amount to cover expenses. In addition, we have agreed to indemnify Georgeson LLC against certain liabilities arising out of or in connection with the engagement.

GLAUKOS CORPORATION | 2021 PROXY STATEMENT 75

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com GLAUKOS CORPORATION 229 AVENIDA FABRICANTE SAN CLEMENTE, CA 92672 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GKOS2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D11605-P37624 KEEP THIS PORTION FOR YOUR RECORDS GLAUKOS CORPORATION The Board of Directors recommends you vote FOR ALL the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR proposal 2: For Against Abstain 2.Approval, on an advisory basis, of the compensation of the Company's named executive officers. !!! The Board of Directors recommends you vote FOR proposal 3: 3.Ratifi of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting fifor the year ending!!! December 31, 2020. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date DETACH AND RETURN THIS PORTION ONLY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and 2019 Annual Report on Form 10-K are available at www.proxyvote.com. D11606-P37624 GLAUKOS CORPORATION Annual Meeting of Stockholders June 3, 2020, 9:00 AM, Pacific Time This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby appoint(s) Chris Calcaterra and Robert L. Davis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of GLAUKOS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Pacific Time on June 3, 2020, via the Internet at www.virtualshareholdermeeting.com/GKOS2020, and any adjournment or postponement thereof. This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations included on the reverse side hereof. Whether or not direction is made, each of the named proxies is authorized to vote this proxy in his discretion on such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, DO NOT RETURN THIS PROXY. Continued and to be signed on reverse side